                      Securities and Exchange Commission
                            Washington, D.C. 20549


                                  FORM 8-K/A


                                CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   September 17, 1999
                                                  ---------------------------


                               C-COR.net Corp.
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              (Exact Name of Registrant as Specified in Charter)

        Pennsylvania                   0-10726              24-0811591
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    (State or Other Juris-         (Commission File          (IRS Employer
     diction of Incorporation)         Number)             Identification No.)


                60 Decibel Road
                State College, PA                               16801
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              (Address of Principal                          (Zip Code)
                Executive Offices)




                                        (814) 238-2461
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                   (Registrant's Telephone Number, Including Area Code)



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         (Former Name or Former Address, if Changed Since Last Report)

          This amendment to the Registrant's Current Report on Form 8-K dated September 17, 1999 and filed on September 24, 1999 is being filed for the purpose of amending certain financial information in Item 7 and providing additional information in Item 5.

ITEM 5.   OTHER EVENTS

          The following Management's Discussion and Analysis of Financial Condition and Results of Operations is being filed to accompany the financial statements included in Item 7.

                      Selected Consolidated Financial Data

The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the fiscal years in the five-year period ended June 25, 1999, are derived from the historical Consolidated Financial Statements of C-Corp.net Corp., which financial statements have been audited by KPMG LLP, independent certified public accountants. Such historical financial statements do not appear separately herein. The restated amounts as of June 26, 1998 and June 25, 1999 and for each of the years in the three-year period ended June 25, 1999 are derived from the supplemental financial statements, which give retroactive effect to our mergers with Convergence.com Corporation on July 9, 1999 and Silicon Valley Communications, Inc. on September 17, 1999, which have been accounted for using the pooling-of-interests method of accounting. Such supplemental restated financial statements have been audited by KPMG LLP, independent certified public accountants. The supplemental restated financial statements and the report thereon are included elsewhere in this prospectus. You should read this information in conjunction with our financial statements and other financial data included elsewhere herein or incorporated by reference from our reports filed with the SEC and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        Years Ended
                          ------------------------------------------------------------------------------
                                           Historical                                Restated
                          ------------------------------------------------  ----------------------------
                          June 30,  June 28,  June 27,  June 26,  June 25,  June 27,  June 26,  June 25,
                            1995      1996      1997      1998      1999      1997      1998      1999
                          --------  --------  --------  --------  --------  --------  --------  --------
                                           (In thousands, except per share data)
Statement of Operations
 Data:
Net sales...............  $121,269  $139,539  $131,941  $152,144  $171,281  $133,780  $154,041  $183,425
Cost and expenses:
 Cost of sales..........    88,373   104,852   104,702   117,557   129,124   106,485   121,986   138,793
 Selling and
  administrative........    15,949    15,917    15,787    15,020    16,545    18,521    19,724    27,153
 Research and product
  development...........     3,786     4,857     5,681     7,459     9,038     7,706     9,988    11,833
 Provision for
  restructuring costs...       --        --        --        625       --        --        625       --
 Interest...............       706       960       318       335       229       380       399     1,384
 Other expense
  (income), net.........      (264)     (341)     (250)      384       151      (861)       19       110
                          --------  --------  --------  --------  --------  --------  --------  --------
                           108,550   126,245   126,238   141,380   155,087   132,231   152,741   179,273
                          --------  --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........    12,719    13,294     5,703    10,764    16,194     1,549     1,300     4,152
Income tax expense
 (benefit):
 Current................     4,977     3,875     1,298     3,564     7,130     1,299     3,565     7,133
 Deferred...............      (786)      405       148      (117)   (1,391)     (648)   (3,183)   (2,298)
                          --------  --------  --------  --------  --------  --------  --------  --------
                             4,191     4,280     1,446     3,447     5,739       651       382     4,835
                          --------  --------  --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing operations..     8,528     9,014     4,257     7,317    10,455       898       918      (683)
                          --------  --------  --------  --------  --------  --------  --------  --------
Discontinued operations:
 Loss from operations
  of discontinued
  business segment, net
  of tax................      (213)   (3,095)   (6,605)      --        --     (6,605)      --        --
 Gain (loss) on
  disposal of
  discontinued business
  segment, net of tax...       --        --     (3,830)      928       397    (3,830)      928       397
                          --------  --------  --------  --------  --------  --------  --------  --------
     Net income (loss)..  $  8,315  $  5,919  $ (6,178) $  8,245  $ 10,852  $ (9,537) $  1,846  $   (286)
                          ========  ========  ========  ========  ========  ========  ========  ========
Net income (loss) per
 share - basic:
 Continuing
  operations............  $   0.91  $   0.94  $   0.45  $   0.80  $   1.15  $   0.07  $   0.08  $  (0.06)
 Discontinued
   operations:
   Loss from
   operations...........     (0.02)    (0.32)    (0.70)      --        --      (0.54)      --        --
   Gain (loss) on
    disposal............       --        --      (0.40)     0.10      0.04     (0.32)     0.08      0.04
                          --------  --------  --------  --------  --------  --------  --------  --------
     Net income (loss)..  $   0.89  $   0.62  $  (0.65) $   0.90  $   1.19  $  (0.79) $   0.16  $  (0.02)
                          ========  ========  ========  ========  ========  ========  ========  ========
Net income (loss) per
 share - diluted:
 Continuing
  operations............  $   0.86  $   0.91  $   0.44  $   0.78  $   1.10  $   0.07  $   0.07  $  (0.06)
 Discontinued
   operations:
   Loss from
   operations...........     (0.02)    (0.31)    (0.68)      --        --      (0.53)      --        --
   Gain (loss) on
    disposal............       --        --      (0.40)     0.10      0.04     (0.31)     0.08      0.04
                          --------  --------  --------  --------  --------  --------  --------  --------
     Net income (loss)..  $   0.84  $   0.60  $  (0.64) $   0.88  $   1.14  $  (0.77) $   0.15  $  (0.02)
                          ========  ========  ========  ========  ========  ========  ========  ========
Weighted average common
 shares and common share
 equivalents:
 Basic..................     9,332     9,554     9,504     9,148     9,137    12,143    11,895    12,098
 Diluted................     9,859     9,868     9,638     9,401     9,498    12,402    12,340    12,098

                                          Historical                      Restated
                         -------------------------------------------- -----------------
                         June 30, June 28, June 27, June 26, June 25, June 26, June 25,
                           1995     1996     1997     1998     1999     1998     1999
                         -------- -------- -------- -------- -------- -------- --------
                                                     (In thousands)
Balance Sheet Data:
Cash, cash equivalents
 and marketable
 securites.............. $ 1,938  $ 1,838   $  811  $ 2,669  $ 3,385  $ 3,386  $ 5,140
Working capital.........  24,442   35,452   22,745   27,313   34,381   27,584   32,246
Total assets............  85,868   77,278   71,119   75,518   93,664   84,074  102,949
Total long-term
 obligations............   2,172    8,030    7,201    6,367    4,392    6,493    4,540
Shareholders' equity....  44,725   53,317   41,678   50,190   61,327   58,660   59,914

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

All statements, trend analysis and other information contained in the following discussion relative to markets for our products and trends in sales, gross margin and anticipated expense levels, as well as other statements, including words such as "may," "will," "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions constitute forward looking statements. These forward looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are part of this prospectus or incorporated here by reference to our reports filed with the SEC.

Overview

We design, manufacture and market cable network transmission products and provide services and support to information service providers. Our principal customers are cable operators who operate hybrid fiber coax networks, commonly referred to as HFC networks, for delivering video, voice and data services. Almost all of our sales have been derived from the sale of radio frequency amplifiers, commonly referred to as RF amplifiers, fiber optic nodes and technical services to cable operators that are upgrading or rebuilding their networks. With the acquisition of Silicon Valley Communications in September 1999, we broadened our product line to include end-to-end fiber optic and RF transmission equipment for cable operators continuing to upgrade their networks. With the acquisition of Convergence.com in July 1999, we broadened our service offering to include an integrated package of network management and support services.

Subsequent Events-Business Combinations. On July 9, 1999, we consummated a merger with Convergence.com, a Georgia corporation, whereby Convergence.com became our wholly owned subsidiary. The merger will enable us to offer an integrated package of network management and support services and products. The expertise of Convergence.com in enabling high-speed digital data transmission and Internet delivery over HFC networks by providing network design, activation and support services will augment our existing technical service capabilities. In the merger, each outstanding share of common stock of Convergence.com was converted into one share of our common stock, resulting in the issuance of 1,433,323 shares of our common stock. Each outstanding warrant to acquire Convergence.com common stock was converted into a warrant to acquire our common stock for an aggregate of warrants to acquire 366,930 shares of our common stock. The merger was accounted for under the pooling-of-interests method of accounting.

On September 17, 1999, we consummated a merger with Silicon Valley Communications, a California corporation, whereby Silicon Valley Communications became our wholly owned subsidiary. This acquisition will enable us to broaden and strengthen our network transmission product offering by adding advanced fiber optic products to our existing RF and fiber optic products. In particular, our product offering will be strengthened with respect to headend fiber optic equipment. As consideration in the merger, each outstanding share of common stock of Silicon Valley Communications was converted into 0.094534 shares of our common stock, resulting in the issuance of 1,542,215 shares of our common stock (subject to reduction pursuant to certain escrow arrangements). Outstanding stock options and warrants to acquire Silicon Valley Communications common stock were converted into stock options and warrants to acquire our common stock using the same conversion ratio (with appropriate adjustment to the exercise price) for an aggregate of stock options and warrants to acquire 397,911 shares of our common stock. The merger was accounted for under the pooling-of-interests method of accounting.

We anticipate recording a one-time charge related to the business combinations in the first quarter of fiscal year 2000. The one-time charge will include the transaction costs, as well as employee severance payments and write-off of assets related to existing fiber optic products that will become redundant as a result of the acquisition of Silicon Valley Communications.

Pooling-of-Interests Accounting. Both of our recent mergers were accounted for using the pooling-of-interests method. This method requires that historical financial results of the merged companies be combined and presented as if the companies had always operated as one entity. Accordingly, our financial statements are presented on a restated combined basis as if the mergers had occurred on June 28, 1996 although they are not necessarily indicative of the results that would have occurred if the three companies had actually been one entity during fiscal 1997, 1998 and 1999.

On an historical, separate company basis, our income from continuing operations grew from $4.3 million in fiscal 1997 to $7.3 million in fiscal 1998 and to $10.5 million in fiscal 1999. However, during this period both Convergence.com and Silicon Valley Communications were investing in technology and capability development and incurred net losses. Thus, on a combined basis our financial statements reflect significantly reduced income from continuing operations in fiscal 1997 and fiscal 1998 and a net loss from continuing operations in fiscal 1999. In addition to the investment in technology and capability development that occurred during this period, these results reflect operating expenses for three separate companies that were higher than those that likely would have been incurred if the three companies were actually one entity during this period. For example, sales and administrative staffs could have been reduced to avoid duplicative efforts.

Results of Discontinued Operations. On July 10, 1997, we announced the discontinuation of our Digital Fiber Optics Transmission Products segment located in Fremont, California through a nine-month wind-down process. Anticipated wind-down costs were recorded as a loss on disposal of the discontinued segment in the results of discontinued operations for fiscal 1997. We completed the wind-down of this operation in March 1998. A gain on disposal of the discontinued business segment of $397,000, net of tax expense, was recorded in fiscal 1999. This compared to a gain on disposal of the discontinued business segment for fiscal 1998 of $928,000, which included a net tax benefit. The gains in fiscal 1999 and 1998 represented adjustments of the estimated loss on the disposal of the business segment of $3.8 million, net of tax recorded in fiscal 1997. The gain in fiscal 1999 resulted primarily from settlement of certain warranty claims. In fiscal 1998, the gain was derived primarily from higher than anticipated proceeds associated with the disposal of assets, primarily inventory, and lower than anticipated operating costs from the measurement date to the disposal date.

The after-tax loss from operations of the discontinued business segment was $6.6 million for fiscal 1997, which was primarily attributable to increased warranty costs of $3.3 million and an impairment loss on goodwill of $571,000.

Results of Operations

Our consolidated statements of operations for continuing operations for the fiscal years ended June 27, 1997, June 26, 1998 and June 25, 1999 as a percentage of net sales, on an historical separate company and restated basis, are as follows:

                                               Years Ended
                          -----------------------------------------------------
                                  Historical                  Restated
                          -------------------------- --------------------------
                          June 27, June 26, June 25, June 27, June 26, June 25,
                            1997     1998     1999     1997     1998     1999
                          -------- -------- -------- -------- -------- --------
Net sales...............   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales...........    79.4     77.3     75.4     79.6     79.2     75.7
                           -----    -----    -----    -----    -----    -----
Gross margin ...........    20.6     22.7     24.6     20.4     20.8     24.3
Operating expenses:
  Selling and adminis-
   trative..............    12.0      9.9      9.7     13.8     12.8     14.8
  Research and product
   development..........     4.3      4.9      5.3      5.8      6.5      6.5
  Provision for restruc-
   turing costs.........      --      0.4       --       --      0.4       --
                           -----    -----    -----    -----    -----    -----
    Total operating ex-
     penses.............    16.3     15.2     15.0     19.6     19.7     21.3
Income from continuing
 operations.............     4.3      7.5      9.6      0.8      1.1      3.0
Interest and other ex-
 pense (income), net....      --      0.5      0.2     (0.4)     0.3      0.8
                           -----    -----    -----    -----    -----    -----
Income before income
 taxes..................     4.3      7.0      9.4      1.2      0.8      2.2
Provision for income
 taxes..................     1.1      2.2      3.3      0.5      0.2      2.6
                           -----    -----    -----    -----    -----    -----
Net income (loss) from
 continuing operations..     3.2%     4.8%     6.1%     0.7%     0.6%   (0.4)%
                           =====    =====    =====    =====    =====    =====

The effect of the acquisitions on restated historical results is a slight reduction in gross margins and significant reductions in operating and net after-tax margins. Operating expenses as a percentage of sales increase by four to six percentage points when the historical financial results of the three companies are combined. This increase reflects the cost of the separate corporate offices and sales organizations of the three companies, as well as the investment in research and product development at Silicon Valley Communications.

Restated Fiscal Years Ended June 25, 1999, June 26, 1998 and June 27, 1997

Net Sales. Net sales increased 19.1% to $183.4 million in fiscal 1999 from $154.0 million in fiscal 1998. The increase in sales was primarily attributable to increased capital spending for cable network transmission equipment by domestic cable operators and from increased sales of technical services related to design, activation and support of cable networks. Net sales increased 15.1% to $154.0 million in fiscal 1998 from $133.8 million in fiscal 1997. The increase in sales was a result of increased demand for HFC equipment, as well as technical services to both domestic and international customers, primarily to cable operators.

Domestic sales increased by 35.0% to $163.9 million in fiscal 1999 from $121.4 million in fiscal 1998. Domestic sales increased 12.7% to $121.4 million in fiscal 1998 from $107.7 million in fiscal 1997. Domestic sales of HFC network transmission equipment and related services increased in fiscal 1999 and fiscal 1998 as a result of domestic cable operators continuing to upgrade and rebuild their systems. Total domestic sales were 89.4% of consolidated net sales in fiscal 1999, 78.8% in fiscal 1998 and 80.5% in fiscal 1997.

Convergence.com contributed $6.6 million to domestic sales in fiscal 1999, $1.1 million in fiscal 1998 and $889,000 in fiscal 1997. The growth in sales reflected cable operators' increasing demand for network management products and services. Silicon Valley Communications contributed $5.1 million to domestic sales in fiscal 1999, $12,000 in fiscal 1998 and $49,000 in fiscal 1997. The increase in domestic sales was based on the introduction of a new product line of fiber optic equipment designed for cable networks.

International sales decreased 40.4% to $19.5 million in fiscal 1999 from $32.7 million in fiscal 1998. The decrease primarily reflected weaker sales in all international markets, with the exception of Asia. International sales increased 25.3% to $32.7 million in fiscal 1998 from $26.1 million in fiscal 1997, resulting primarily from increased sales to Canada, Europe and Latin America. We expect international markets will represent a substantial portion of our sales base, but we believe demand will continue to be highly variable. Our total international sales were 10.6% of consolidated net sales in fiscal 1999, 21.2% in fiscal 1998 and 19.5% in fiscal 1997.

Convergence.com contributed $17,000 to international sales in fiscal 1999, $154,000 in fiscal 1998 and $215,000 in fiscal 1997. Silicon Valley Communications contributed $350,000 to international sales in fiscal 1999 and $609,000 in fiscal 1998. The decrease in international sales primarily reflected the phasing out of a transmission equipment product line that had been designed principally for the Asian market.


Gross Margin. Gross margin was 24.3% in fiscal 1999, 20.8% in fiscal 1998 and 20.4% in fiscal 1997. Reductions in material costs, changes in customer and product mix, lower manufacturing costs resulting from our operation in Mexico and efficiencies resulting from higher production volume and manufacturing automation initiatives contributed to the increase in the gross margin in fiscal 1999 compared to fiscal 1998. The gross margin increase in fiscal 1998 compared to fiscal 1997 was primarily attributable to material cost reductions, changes in customer and product mix, and efficiencies resulting from higher production volumes.

Silicon Valley Communications' gross margin was 12.6% in fiscal 1999. In fiscal 1998, Silicon Valley Communications incurred cost of sales of $3.3 million on sales of $621,000. This large cost of sales was primarily attributable to an inventory write-off due to obsolescence. Convergence.com's gross margin was 26.9% in fiscal 1999, 10.8% in fiscal 1998 and 35.9% in fiscal 1997.

Selling and Administrative. Selling and administrative expenses were $27.2 million (14.8% of net sales) in fiscal 1999, $19.7 million (12.8% of net sales) in fiscal 1998 and $18.5 million (13.8% of net sales) in fiscal 1997. The increase in selling and administrative expenses in fiscal 1999 was due primarily to various selling and administrative costs to support higher sales volumes, including personnel costs associated with expansion of our offering of technical services. In addition, Silicon Valley Communications expanded its domestic sales force in conjunction with introducing a new product line of fiber optic equipment designed for use in cable networks. Silicon Valley Communications also added to its administrative and management headcount to handle growing sales volume. Convergence.com increased selling and administrative expenses in fiscal 1999 as its sales volume grew. The increase in selling and administrative expenses for fiscal 1998 was due to an expected rise in demand for Silicon Valley Communications' and Convergence.com's products and services. The increase in expenses at Silicon Valley Communications and Convergence.com was partially offset by a decrease of expenditures at preacquisition C-COR.net resulting from reconfiguration of our worldwide sales territories and the consolidation of our sales organization implemented in the fourth quarter of fiscal 1997. We anticipate increased selling and administrative expenses in fiscal 2000, although these expenses may vary as a percentage of net sales.

Silicon Valley Communications incurred selling and administrative expenses of $6.3 million in fiscal 1999 and $3.0 million in fiscal 1998. Convergence.com incurred selling and administrative expenses of $4.3 million in fiscal 1999, $1.7 million in fiscal 1998 and $838,000 in fiscal 1997.

Research and Product Development. Research and product development expenses were $11.8 million (6.5% of net sales) in fiscal 1999, $10.0 million (6.5% of net sales) in fiscal 1998 and $7.7 million (5.8% of net sales) in fiscal 1997. The increase in research and product development expenses in fiscal 1999 was primarily due to our continued investment in new products and technologies. The increased expenditures resulted from higher personnel costs and additional expenses primarily for development of fiber optic and network management products, including continued development of our CNM System 2 software. We anticipate increased research and product development expenditures in fiscal 2000 related to ongoing initiatives, although these expenses may vary as a percentage of net sales.

Silicon Valley Communications incurred research and product development expenses of $2.8 million in fiscal 1999 and $2.5 million in fiscal 1998. Convergence.com did not classify any costs as research and product development during these fiscal years.

Provision for Restructuring Costs. In fiscal 1998, we recorded a restructuring charge of $625,000 related to our decision on June 25, 1998, to close our manufacturing plant located in Reedsville, Pennsylvania in order to reduce costs and improve productivity and asset utilization. The restructuring charge represented salaries and benefits for approximately 143 employees affected by the plant closing.

Interest and Other Expense (Income), Net. Interest expense was $1.4 million in fiscal 1999, $399,000 in fiscal 1998 and $380,000 in fiscal 1997. The increase in interest expense in fiscal 1999 resulted from increased borrowing at Silicon Valley Communications and the amortization of the fair market value of warrants issued by Silicon Valley Communications in conjunction with obtaining financing. This amortization resulted in $911,000 in interest expense in fiscal 1999.

Other expense was $110,000 in fiscal 1999 and $19,000 in fiscal 1998 and other income was $861,000 in fiscal 1997. The increased expense in fiscal 1999 resulted from a reduction in investment income for Silicon Valley Communications partially offset by greater investment income and lower foreign currency transaction losses for historical C-COR.net. The increased expense in fiscal 1998 resulted from costs accrued in relation to the settlement of certain litigation and foreign exchange losses resulting primarily from the weakened Canadian dollar as well as reduction in investment income for Silicon Valley Communications.

Income Taxes. Our effective income tax rate was 116.5% in fiscal 1999, 29.4% in fiscal 1998 and 42.0% in fiscal 1997. The higher effective tax rate for fiscal 1999 resulted from a limited tax benefit from the operating losses at Silicon Valley Communications and Convergence.com, and reduced tax benefits from our Foreign Sales Corporation and higher state income taxes. The lower effective tax rate for fiscal 1998 resulted from tax benefits of approximately $3.1 million resulting from the operating losses at Silicon Valley Communications and Convergence.com. In addition, fluctuations in the effective income tax rate from period to period reflect changes in permanent non-deductible amounts, the relative profitability related to both domestic and international operations and differences in statutory rates. For fiscal years after fiscal 1999, we expect to have an effective annual tax rate that approximates statutory rates.

Quarterly Operating Results

The following are our consolidated quarterly operating results from continuing operations in dollar amounts and as a percentage of net sales for the periods indicated after giving retroactive effect to the mergers with Convergence.com and Silicon Valley Communications. This data is derived, in part, from our annual and quarterly consolidated financial statements which are incorporated into this prospectus by reference. In our opinion, the quarterly financial information has been prepared on the same basis as our annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results. Results of operations for previous quarters are not necessarily indicative of results for future quarters. The following discussion is qualified by the more detailed discussion of the quarterly results contained in our quarterly filings. Such filings do not include the results of Convergence.com and Silicon Valley Communications.

                                                         Three Months Ended
                               ------------------------------------------------------------------------------------
                                           Fiscal 1998                                Fiscal 1999
                               -----------------------------------------   ----------------------------------------
                               Sep. 27,   Dec. 27,   Mar. 27,   Jun. 26,   Sep. 25,   Dec 25,   Mar. 26,   Jun. 25,
                                 1997       1997       1998       1998       1998      1998       1999       1999
                               --------   --------   --------   --------   --------   -------   --------   --------
                                                           (In thousands)
Statement of Operations Data:
Net sales....................  $37,559    $37,758    $40,607    $38,117    $34,654    $39,651   $47,291    $61,829
Cost of sales................   29,225     29,801     32,289     30,671     27,128     30,052    36,413     45,200
                               -------    -------    -------    -------    -------    -------   -------    -------
Gross profit.................    8,334      7,957      8,318      7,446      7,526      9,599    10,878     16,629
Operating expenses:
 Selling and administrative..    4,126      4,873      5,072      5,653      5,355      6,484     6,511      8,803
 Research and product
  development................    2,366      2,175      2,319      3,128      2,789      3,172     2,480      3,392
 Provision for restructuring
  costs......................      --         --         --         625        --         --        --         --
                               -------    -------    -------    -------    -------    -------   -------    -------
 Total operating expenses....    6,492      7,048      7,391      9,406      8,144      9,656     8,991     12,195
                               -------    -------    -------    -------    -------    -------   -------    -------
Operating income (loss)......    1,842        909        927     (1,960)      (618)       (57)    1,887      4,434
Interest and other expense
 (income), net...............      273        151        (52)        46         27        244        58      1,165
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations before income
 taxes.......................    1,569        758        979     (2,006)      (645)      (301)    1,829      3,269
Provision for income tax
 expense (benefit)...........      394         86        132       (230)       471        691     1,241      2,432
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations..................  $ 1,175    $   672    $   847    $(1,776)   $(1,116)   $  (992)  $   588    $   837
                               =======    =======    =======    =======    =======    =======   =======    =======
                                                         Three Months Ended
                               ------------------------------------------------------------------------------------
                                           Fiscal 1998                                Fiscal 1999
                               -----------------------------------------   ----------------------------------------
                               Sep. 27,   Dec. 27,   Mar. 27,   Jun. 26,   Sep. 25,   Dec 25,   Mar. 26,   Jun. 25,
                                 1997       1997       1998       1998       1998      1998       1999       1999
                               --------   --------   --------   --------   --------   -------   --------   --------
Net sales....................    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %   100.0 %    100.0 %
Cost of sales................     77.8       78.9       79.5       80.5       78.3       75.8      77.0       73.1
                               -------    -------    -------    -------    -------    -------   -------    -------
Gross margin.................     22.2       21.1       20.5       19.5       21.7       24.2      23.0       26.9
Operating expenses:
 Selling and administrative..     11.0       12.9       12.5       14.8       15.4       16.4      13.8       14.2
 Research and product
  development................      6.3        5.8        5.7        8.2        8.0        8.0       5.3        5.5
 Provision for restructuring
  costs......................      --         --         --         1.6        --         --        --         --
                               -------    -------    -------    -------    -------    -------   -------    -------
 Total operating expenses....     17.3       18.7       18.2       24.6       23.4       24.4      19.1       19.7
                               -------    -------    -------    -------    -------    -------   -------    -------
Operating income (loss)......      4.9        2.4        2.3       (5.1)      (1.7)      (0.2)      3.9        7.2
Interest and other expense
 (income), net...............      0.7        0.4       (0.1)       0.1        0.1        0.6       0.1        1.9
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations before income
 taxes.......................      4.2        2.0        2.4       (5.2)      (1.8)      (0.8)      3.8        5.3
Income tax expense
 (benefit)...................      1.1        0.2        0.3       (0.6)       1.4        1.7       2.6        3.9
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations..................      3.1 %      1.8 %      2.1 %     (4.6)%     (3.2)%     (2.5)%     1.2 %      1.4 %
                               =======    =======    =======    =======    =======    =======   =======    =======

Our net sales increased in each consecutive quarter of fiscal 1999 as a result of increased demand for our HFC transmission products and network management services. In each of the second through fourth quarters, we received orders in excess of $50 million. In the second quarter we initiated actions to increase our production capacity, including ordering additional manufacturing equipment, automating certain parts of the manufacturing process to alleviate production bottlenecks and hiring additional manufacturing employees. These actions allowed us to increase our production capacity and shipments in the third and fourth quarters. The large increase in net sales in the fourth quarter reflected growth in our services business as well as increased shipments of fiber optic products and expanded production capacity for building RF amplifiers.

Gross margins improved sequentially in fiscal 1999 with the exception of the third quarter. The dip in the third quarter was caused by additional costs incurred to increase manufacturing capacity and expand capacity in the services business. The improvement in gross margin in the fourth quarter reflected operating leverage from the increased sales volume, increased production from our Mexico facility, improved pricing from our suppliers and the benefit of manufacturing automation initiatives.

Selling and administrative costs increased in the fourth quarter as a result of many factors including higher sales commissions related to the higher sales level and an expansion of the sales and marketing force at Silicon Valley Communications.

Interest and other expense increased in the fourth quarter mainly as a result of the amortization of the fair market value of warrants issued by Silicon Valley Communications in connection with obtaining financing. Of the total fair market value of $1.3 million, $911,000 was amortized in the fourth quarter.

Liquidity and Capital Resources

As of June 25, 1999, cash and cash equivalents totaled $4.7 million up from $3.0 million at June 26, 1998. Net cash and cash equivalents provided by operating activities were $4.5 million in fiscal 1999, $7.1 million in fiscal 1998 and $4.7 million in fiscal 1997. The decrease in cash provided by operating activities from fiscal 1998 to fiscal 1999 was primarily due to the losses generated by Convergence.com and Silicon Valley Communications. The improvement in cash provided by operating activities from fiscal 1997 to fiscal 1998 was primarily due to operations discontinued in 1997.

Net cash used in investing activities was $6.1 million in fiscal 1999, $11.5 million in fiscal 1998 and $8.2 million in fiscal 1997. The increased cash used in investing activities in fiscal 1998 was due primarily to higher purchases and replacements of property, plant and equipment to expand and automate manufacturing operations, including the start-up of our manufacturing operation in Tijuana, Mexico, as well as a loan to an affiliate by Silicon Valley Communications. The decrease in cash used in investing activities in fiscal 1999 was due primarily to the repayment of the loan.

Net cash generated from financing activities totaled $3.3 million in fiscal 1999, compared to net cash used of $1.4 million in fiscal 1998 and net cash generated of $10.6 million in fiscal 1997. The increase in net cash generated from financings from fiscal 1998 to fiscal 1999 was primarily due to proceeds from loans received by Silicon Valley Communications. The decrease in net cash generated from fiscal 1997 to fiscal 1998 was primarily due to the issuance of preferred stock by Silicon Valley Communications in fiscal 1997. This amount was offset by our repurchase of 500,000 shares of our common stock for $5.8 million in fiscal 1997 under a stock repurchase program adopted in December 1996.

During fiscal 1998 and 1999 we had a line of credit which was committed through December 31, 1999. On August 9, 1999, we entered into a new credit agreement established with three banks under which we may borrow up to $70.0 million for working capital, strategic acquisitions and investments. Borrowing on this facility is unsecured, subject to a negative pledge on all business assets, and we are required to maintain certain financial ratios and meet certain indebtedness tests.

We anticipate that significant future uses of cash will include increased working capital due to sales growth, capital expenditures, additional investment in the infrastructure and technology required for network management services and investment required to expand our international business. We believe that the proceeds from this offering, operating cash flow, and our $70.0 million line of credit agreement, will be adequate to provide for all operating cash requirements for the next 12 to 24 months, subject to requirements that additional growth or strategic development might dictate.

Year 2000 Readiness Disclosure

We are aware of the issues associated with the limitations of the programming code in many existing computer systems, whereby the computer systems may not properly recognize or process date-sensitive information as the Year 2000 approaches. Our date-sensitive systems include test equipment, computer systems embedded in production equipment, products containing computer systems, business data processing systems, production management and planning systems, and personal computers. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

During fiscal 1999, our Year 2000 project team (consisting of representatives from our information technology, finance, manufacturing, product development, quality assurance, and sales and marketing departments) completed its assessment of our internal date-sensitive equipment to determine Year 2000 compliance. As of June 25, 1999, prior to the acquisitions of Convergence.com and Silicon Valley Communications, we concluded that approximately 7% of our date-sensitive equipment was non-compliant. Most of these non-compliant items can and will be upgraded to be compliant before January 1, 2000 at minimal cost. The non-compliant hardware and software were determined not to be in critical systems.

As a result of the mergers consummated with Convergence.com on July 9, 1999 and with Silicon Valley Communications on September 17, 1999, we are in the process of assessing each of Convergence.com's and Silicon Valley Communications' Year 2000 initiatives. We will focus on the compliance attainment efforts of their customers and suppliers and Convergence.com's and Silicon Valley Communications's internal date-sensitive equipment. This activity is expected to last into the second quarter of fiscal 2000. Our preliminary assessment is that the Year 2000 costs associated with these mergers will be minimal.

At this time, all critical systems have been designated compliant by their manufacturers. To verify manufacturers' assertions, we developed a testing plan for our critical systems and began compliance testing during the third quarter of fiscal 1999. We have completed approximately 60% of such compliance testing, and at this time, there are no exceptions identified with these manufacturers' assertions. We anticipate completing our compliance testing by the end of the first quarter of fiscal 2000, other than our payroll system, which we anticipate completing early in the second quarter of fiscal 2000.

Throughout fiscal 1999, we corresponded with our principal customers, suppliers, vendors and subcontractors to ascertain their readiness for the Year 2000 and requested assurances that they are addressing the Year 2000 issue. These actions were intended to help mitigate the possible external impact of Year 2000 issues. However, we are unable to fully assess the potential consequences in the event of unforeseen compliance issues with the systems operated by our customers, suppliers, vendors or subcontractors.

We have assessed our products presently being sold and those installed in customers' networks. Only our network management system has inherent software embedded in it and we have assessed our network management software and firmware, both present and previously sold versions, and found them to be Year 2000 compliant.

Based on our assessment to date, we believe we will not experience any material disruption as a result of Year 2000 problems with our internal financial, manufacturing and other computer systems. Our most reasonably likely worst case scenario would be disruption of our operations and lost revenues as a result of non-compliance of our systems and those operated by our customers, suppliers, vendors and subcontractors. We have established a contingency plan detailing how we will operate under this scenario. This plan will be refined during the first and second quarters of fiscal 2000, but includes provisions for increasing production and inventory levels, altering third-party business relationships, if necessary, ensuring adequate financial and personnel resources exist to adequately remedy problems as soon as detected, and other contingency efforts.

While the total estimated cost of assessing Year 2000 issues is difficult to predict with accuracy, based on our evaluation and assessment thus far, we estimate that our total costs will not exceed $500,000 and should not have a material adverse impact on our operating results or financial condition. However, Year 2000 issues could have a significant impact on our operations and our financial results if modifications cannot be completed on a timely basis, if unforeseen needs or problems arise, or if there are unforeseen compliance problems with the systems operated by our customers, suppliers, vendors or subcontractors. Moreover, the change to the Year 2000 may negatively impact our customers or the cable television industry as a whole, causing reduced demand and market disruption in anticipation of, or following, the start of the Year 2000.

Recent Accounting Changes

In fiscal 1999, we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" or Statement 130, which was effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and classifying components of comprehensive income in the financial statements and requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in-capital in the equity section of the financial statements. In addition, we also adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" or Statement 131, which was effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for providing disclosures related to products and services, geographic area and major customers. Implementation of these Statements did not have a material effect on our consolidated financial statements.

In 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" or Statement 133, which was effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB announced it was delaying the effective date of Statement 133 for one year to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. We anticipate adopting this Statement in our fiscal 2001 consolidated financial statements as required. Implementation of this Statement is not expected to have a material effect on our consolidated financial statements.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA INFORMATION AND EXHIBITS

          (a) Independent Auditors' Report

              Financial Statements of Silicon Valley Communications, Inc. ("SVCI") as of and for the years ended June 25, 1999 and June 30, 1998. (audited)

              Notes to Financial Statements

          (b) In addition to the merger with SVCI, the Registrant consummated a merger with Convergence.com Corporation, a Georgia Corporation ("Convergence"), on July 9, 1999 pursuant to which Convergence became a wholly owned subsidiary of the Registrant. Included below are the following consolidated financial statements of C-COR.net Corp., restated to reflect the pooling-of-interest combinations with both Convergence and SVCI.

              Independent Auditors' Report.

              Supplemental Consolidated Balance Sheets as of June 25, 1999 and June 26, 1998.

              Supplemental Consolidated Statements of Operations for the years ended June 25, 1999, June 26, 1998 and June 27, 1997.

              Supplemental Consolidated Statements of Cash Flows for the years ended June 25, 1999, June 26, 1998 and June 27, 1997.

              Supplemental Consolidated Statements of Shareholders' Equity for the years ended June 25, 1999, June 26, 1998 and June 27, 1997.

              Notes to Supplemental Consolidated Financial Statements.

         (a)  Exhibits

              2.1 Agreement and Plan of Merger dated as of July 13, 1999 between the Registrant, C-COR.net Acquisition Corp. and Silicon Valley Communications, Inc. (incorporated by reference to the Registrant's annual report on Form 10-K for the fiscal year ended June 25, 1999, file No. 0-10726).

              23.1 Consent of KPMG LLP (State College, PA).

              23.2 Consent of KPMG LLP (Mountain View, CA).

                      SILICON VALLEY COMMUNICATIONS, INC.
                     (Formerly Qualop Systems Corporation)

                              Financial Statements

                        June 25, 1999 and June 30, 1998
                  (With Independent Auditors' Report Thereon)

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                               Table of Contents

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-1

Balance Sheets............................................................. F-2

Statements of Operations................................................... F-3

Statements of Shareholders' (Deficit) Equity............................... F-4

Statements of Cash Flows................................................... F-5

Notes to Financial Statements.............................................. F-6

                          Independent Auditors' Report

The Board of Directors
Silicon Valley Communications, Inc.:

We have audited the accompanying balance sheets of Silicon Valley Communications, Inc. (formerly Qualop Systems Corporation) as of June 25, 1999 and June 30, 1998, and the related statements of operations, shareholders' (deficit) equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silicon Valley Communications, Inc. as of June 25, 1999 and June 30, 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has negative working capital and an accumulated deficit, and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

July 30, 1999, except as to Note 2, which is as of August 4, 1999

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                                 Balance Sheets
                             June 30, 1999 and 1998

                                                        1999          1998
                                                    ------------  ------------
                      ASSETS
Current assets:
Cash and cash equivalents.......................... $     66,991  $    322,033
Accounts receivable, net of allowance for doubtful
 accounts of $-0- and $223,127 in 1999 and 1998,
 respectively......................................      948,030         8,000
Inventories........................................    2,087,782       434,269
Prepaid expenses and other current assets..........       16,583        76,527
                                                    ------------  ------------
    Total current assets...........................    3,119,386       840,829
Other receivables..................................       32,562     2,012,284
Property and equipment, net........................    1,533,537     1,357,759
Other assets.......................................       57,160       102,410
                                                    ------------  ------------
                                                    $  4,742,645  $  4,313,282
                                                    ============  ============
  LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Notes payable to bank.............................. $  3,202,500  $        --
Notes payable to related parties...................    1,685,438           --
Current portion of capital lease obligations.......       50,550        72,622
Accounts payable...................................    3,058,184       630,872
Accrued compensation...............................    1,038,804       198,813
Accrued expenses...................................      818,474       239,966
                                                    ------------  ------------
    Total current liabilities......................    9,853,950     1,142,273
Capital lease obligations, excluding current
 portion...........................................          --         54,118
                                                    ------------  ------------
    Total liabilities..............................    9,853,950     1,196,391
                                                    ------------  ------------
Commitments
Shareholders' (deficit) equity:
Convertible preferred stock:
  Series A, no par value; 4,000,000 shares
   authorized; 4,000,000 shares issued and
   outstanding; liquidation preference of
   $4,400,000......................................    3,900,000     3,900,000
  Series B, no par value; 10,000,000 shares
   authorized; 7,345,000 shares issued and
   outstanding; liquidation preference of
   $14,690,000.....................................   16,052,525    14,760,000
Common stock, no par value; 21,000,000 shares
 authorized; 4,968,871 and 4,794,329 shares issued
 and outstanding in 1999 and 1998, respectively....      150,932       144,945
Accumulated deficit................................  (25,214,762)  (15,688,054)
                                                    ------------  ------------
    Total shareholders' (deficit) equity...........   (5,111,305)    3,116,891
                                                    ------------  ------------
                                                    $  4,742,645  $  4,313,282
                                                    ============  ============

                See accompanying notes to financial statements.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                            Statements of Operations
                  Years ended June 25, 1999 and June 30, 1998

                                                         1999         1998
                                                      -----------  -----------
Net revenues......................................... $ 5,508,900  $   620,689
Cost of revenues.....................................   4,816,027    3,290,981
                                                      -----------  -----------
                                                          692,873   (2,670,292)
                                                      -----------  -----------
Operating expenses:
 Research and development............................   2,795,362    2,529,508
 Selling and marketing...............................   4,494,490    1,868,420
 General and administrative..........................   1,834,085    1,115,191
                                                      -----------  -----------
    Total operating expenses.........................   9,123,937    5,513,119
                                                      -----------  -----------
    Loss from operations.............................  (8,431,064)  (8,183,411)
Interest income......................................      52,310      316,361
Interest expense.....................................  (1,143,668)     (27,980)
Other income (expense), net..........................      (3,486)         --
                                                      -----------  -----------
    Loss before income taxes.........................  (9,525,908)  (7,895,030)
Income taxes.........................................         800          800
                                                      -----------  -----------
    Net loss......................................... $(9,526,708) $(7,895,830)
                                                      ===========  ===========


                See accompanying notes to financial statements.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                 Statements of Shareholders' (Deficit) Equity
                  Years ended June 25, 1999 and June 30, 1998

                                Convertible preferred stock
                         ------------------------------------------
                                                                                                        Total
                               Series A             Series B           Common stock                 shareholders'
                         -------------------- --------------------- ------------------ Accumulated    (deficit)
                          Shares     Amount    Shares     Amount     Shares    Amount    deficit       equity
                         --------- ---------- --------- ----------- --------- -------- -----------  -------------
Balances as of June 30,
 1997................... 4,000,000 $3,900,000 7,345,000 $14,760,000 4,669,705 $141,637  (7,792,224)  11,009,413
Exercise of stock
 options................       --         --        --          --    124,624    3,308         --         3,308
Net loss................       --         --        --          --        --       --   (7,895,830)  (7,895,830)
                         --------- ---------- --------- ----------- --------- -------- -----------   ----------
Balances as of June 30,
 1998................... 4,000,000  3,900,000 7,345,000  14,760,000 4,794,329  144,945 (15,688,054)   3,116,891
Exercise of stock
 options................       --         --        --          --    174,542    5,987         --         5,987
Issuance of warrants....       --         --        --    1,292,525       --       --          --     1,292,525
Net loss................       --         --        --          --        --       --   (9,526,708)  (9,526,708)
                         --------- ---------- --------- ----------- --------- -------- -----------   ----------
Balances as of June 30,
 1999................... 4,000,000 $3,900,000 7,345,000 $16,052,525 4,968,871 $150,932 (25,214,762)  (5,111,305)
                         ========= ========== ========= =========== ========= ======== ===========   ==========


                See accompanying notes to financial statements.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                            Statements of Cash Flows
                  Years ended June 25, 1999 and June 30, 1998

                                                         1999         1998
                                                      -----------  -----------
Cash flows from operating activities:
 Net loss............................................ $(9,526,708) $(7,895,830)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
  Amortization of debt discount......................     911,124          --
  Loss on disposal of fixed assets...................      12,961          --
  Depreciation and amortization......................     518,278      692,156
  Provision for doubtful accounts....................         --       223,127
  Write-off of inventory.............................     206,569    1,226,000
  Changes in operating assets and liabilities:
   Accounts receivable...............................    (940,030)      88,711
   Inventories.......................................  (1,860,082)    (243,162)
   Prepaid expenses and other current assets.........      59,944      (50,497)
   Other assets......................................      45,250      119,649
   Accounts payable..................................   2,427,312      265,441
   Other current liabilities.........................   1,418,499      236,222
                                                      -----------  -----------
    Net cash used in operating activities............  (6,726,883)  (5,338,183)
                                                      -----------  -----------
Cash flows from investing activities:
 Purchases of property and equipment.................    (707,017)    (504,582)
 Repayment of note receivable........................   1,979,722          --
 Issuance of note receivable.........................         --    (2,003,708)
                                                      -----------  -----------
    Net cash provided by (used in) investing
     activities......................................   1,272,705   (2,508,290)
                                                      -----------  -----------
Cash flows from financing activities:
 Principal payments on obligations under capital
  lease..............................................     (76,190)    (132,326)
 Proceeds from the exercise of common stock options..       5,987        3,308
 Proceeds from the issuance of loans and warrants....   5,269,339          --
                                                      -----------  -----------
    Net cash provided by (used in) financing
     activities......................................   5,199,136     (129,018)
                                                      -----------  -----------
Net decrease in cash and cash equivalents............    (255,042)  (7,975,491)
Cash and cash equivalents at beginning of year.......     322,033    8,297,524
                                                      -----------  -----------
Cash and cash equivalents at end of year............. $    66,991  $   322,033
                                                      ===========  ===========
Supplemental disclosures of cash flow information:
 Cash paid during the year:
  Interest........................................... $   149,764  $    27,980
                                                      ===========  ===========
  Income taxes....................................... $       800  $       800
                                                      ===========  ===========

                See accompanying notes to financial statements.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                         Notes to Financial Statements
                        June 25, 1999 and June 30, 1998

(1) Summary of Significant Accounting Policies

(a) The Company

Silicon Valley Communications, Inc. (the Company) was incorporated in California in July 1994 under the name Qualop Systems Corporation. In November 1998, the Company changed its name to Silicon Valley Communications, Inc. The Company designs, develops, manufactures, and markets fiberoptic components and optical communication products for the cable television, data communications, and telecommunications markets.

During fiscal 1999, the Company changed to a 52-53 week fiscal year, ending on the Friday closest to June 30.

(b) Cash Equivalents

The Company considers all highly liquid investments with remaining maturities of three months or less at date of purchase to be cash equivalents. As of June 25, 1999 and June 30, 1998, cash equivalents included certificates of deposit of $-0- and $50,000, respectively, and money market funds of $10,710 and $244,436, respectively.

(c) Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company periodically reviews its inventories for potential slow-moving and obsolete items and writes down impaired items to net realizable value.

(d) Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are depreciated over the shorter of their estimated useful lives, generally five years, or the remaining term of the related lease. Equipment held under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset, generally three years.

(e) Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to an amount for which realization is more likely than not.

(f) Employee Stock-Based Compensation

The Company accounts for its stock option plan using the intrinsic value method. As such, compensation expense is recorded if on the date of grant, the current fair value of the underlying stock exceeds the exercise price.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

(g) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(h) Impairment of Long-Lived Assets

The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. To date, no adjustments to the carrying amount of property and equipment have been required.

(i) Revenue Recognition

Revenue is recognized upon product shipment when there is no significant uncertainty regarding customer acceptance and payment. The Company has determined that no significant uncertainties exist regarding customer acceptance and payment when the Company has received signed evidence of an arrangement with the customer, the product has been shipped, and collection is probable.

(j) Warranty

Upon shipment to its customers, the Company provides for the estimated cost to repair or replace products to be returned under warranty. The Company's warranty period is generally three years from the date of shipment.

(k) Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, trade receivables, and notes receivable.

The Company's cash and cash equivalents consist of checking, certificate of deposit, and money market accounts with financial institutions.

The Company performs ongoing credit evaluations of its customers' financial condition. The Company establishes reserves for potential credit losses and such losses have historically been within management's expectations.

(l) Foreign Currency Transactions

All transactions with foreign suppliers and purchases are denominated in U.S. dollars. As a result, the Company's exposure to foreign currency gains and losses is not significant.

(m) Certain Significant Risks and Uncertainties

The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors, many of which are outside the Company's control, including the ability to obtain additional financing, level of capital spending in the cable television industry, changes in the regulatory environment, changes in market demand, the timing of customer orders, the mix of products to be sold, competitive market conditions, lengthy sales cycles, new product introductions by the Company's competitors, delays in the development of new products,

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

fundamental changes in the technology used in the CATV and telecommunications markets, market acceptance of new or existing products, the cost and availability of components, the hiring, training and retention of key employees, the mix of the Company's future customer base and sales channels, litigation or other claims against the Company, the level of future international sales, and general economic conditions.

(n) Comprehensive Income

Effective July 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which establishes requirements for the reporting and display of comprehensive income and its components. The Company had no components of other comprehensive income (loss) and, thus, comprehensive income (loss) consists entirely of net loss for the years ended June 25, 1999 and June 30, 1998.

(o) Financial Instruments

The carrying value of the Company's cash equivalents, accounts receivable, accounts payable, notes payable to banks, and notes payable to related parties approximates fair value due to the short-term nature of these balances.

(p) Recent Accounting Pronouncements

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1 to have a material impact on its results of operations.

(2) Basis of Presentation

The Company has suffered recurring losses from operations, has negative working capital and an accumulated deficit, and is in violation of certain debt covenants that raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon obtaining additional financing from banks or investors and receiving a waiver from the bank. The bank has agreed to take no action on the noncompliance event due to the pending merger agreement. On August 4, 1999, the Company entered into a private placement memorandum with a third party (the Acquirer) whereby the Company will sell 100% of its outstanding common and preferred stock in exchange for common stock. In connection with this transaction, the Company has obtained a loan from the Acquirer in the amount of $250,000 and a $3,000,000 line of credit (Note 5). The signing of the merger agreement is contingent on the approval of the agreement by the shareholders of the Company. There can be no assurance that management will be successful in its endeavors to obtain such approval. The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

(3) Inventories

Inventories as of June 25, 1999 and June 30, 1998, consisted of the following:

                                                                 1999     1998
                                                              ---------- -------
   Raw materials............................................. $1,144,953 315,007
   Work in process...........................................    450,419 119,262
   Finished goods............................................    492,410     --
                                                              ---------- -------
     Total................................................... $2,087,782 434,269
                                                              ========== =======

In September 1998, the Company canceled the shipment of certain transmitter products deliverable under a large contract with a single customer due to a credit issue. The Company anticipates selling a significant quantity of these units to existing and new customers. Inventories as of June 25, 1999, include approximately $383,000 of these finished goods, net of reserves.

(4) Property and Equipment

Property and equipment as of June 25, 1999 and June 30, 1998, consisted of the following:

                                                               1999      1998
                                                            ---------- ---------
   Computer and office equipment........................... $2,041,965 1,819,544
   Furniture and fixtures..................................    467,561   448,326
   Computer software.......................................     91,842    80,770
                                                            ---------- ---------
                                                             2,601,368 2,348,640
   Accumulated depreciation................................  1,067,831   990,881
                                                            ---------- ---------
     Net property and equipment............................ $1,533,537 1,357,759
                                                            ========== =========

As of June 25, 1999 and June 30, 1998, leased equipment totaled approximately $178,000, with related accumulated amortization of approximately $99,000 and $71,000, respectively.

(5) Credit Facilities

In May 1999, the Company signed a letter of intent regarding a private placement memorandum with the Acquirer regarding a proposed merger whereby the Company will become a wholly owned subsidiary of the Acquirer. In connection with the merger, the Acquirer loaned the Company $250,000 to provide financing for operations through the closing. The note bears interest at an annual rate of prime plus 2% (9.75% as of June 25, 1999), and is due and payable on September 1, 1999. The note is guaranteed by an officer of the Company.

In addition, in June 1999, the Company obtained a discretionary line of credit from the Acquirer, with an available amount of $3,000,000. The line bears interest at an annual rate of prime plus 2% (9.75% as of June 25, 1999) and expires on June 22, 2000. The Acquirer retains the right to decline requests for advances and may terminate the line of credit at any time. The line of credit is guaranteed by an officer of the Company. As of June 25, 1999, the Company has not drawn against this line of credit.

As of June 25, 1999, the Company has a bank line of credit, which provides for borrowings of up to $3,000,000, a bank bridge loan, which provides for borrowings of up to $1,000,000, and a bank equipment term loan of $300,000. The line of credit and term loan bear annual interest at the bank's prime rate plus 0.50% (8.25% as of June 25, 1999), with maturity dates of June 30, 1999, and August 30, 2000, respectively. The bridge loan bears interest at the bank's prime rate plus 1.5% (9.25% as of June 25, 1999), with a maturity date

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

of September 4, 1999. The outstanding balances on the line of credit, bridge loan, and the term loan are $2,515,000, $500,000, and $187,500, respectively, as of June 25, 1999. The line of credit and loans are fully collateralized by a continuing security interest in substantially all assets presently owned or subsequently acquired by the Company. The line of credit and loans contain certain restrictive financial covenants. As of June 25, 1999, the Company was not in compliance with certain of the covenants. The bank has agreed to defer action on the noncompliance event due to the pending merger agreement (see Note
2).

In connection with the bridge loan, the Company issued warrants to purchase 50,000 shares of Series B preferred stock at an exercise price of the lower of $4.00, or 50% of an initial public offering price or acquisition price. These warrants have a fair value of $41,000 and are being amortized over the life of the bridge loan.

In fiscal 1998, in connection with the line of credit and term loan, the Company issued warrants to purchase 32,000 shares of Series B preferred stock at an exercise price of the lowest of 50% of an IPO or acquisition price, the closing price of a Series C preferred stock round, or $7.00 per share. The purchase rights represented by these warrants expire on January 4, 2002. The warrants have a fair value of $13,000 and are being amortized over the life of the related debt instruments.

On October 21, 1998, the Company restructured its then existing bank line of credit and term loan. In consideration for the restructuring, the Company issued additional warrants to purchase 10,000 shares of the Company's Series B preferred stock at an exercise price of the lowest of 50% of an IPO or acquisition price, the closing price of a Series C preferred stock round, or $7.00 per share. The warrants are exercisable upon issuance and expire on January 4, 2002. The warrants have a fair value of $4,000 and are being amortized over the life of the related debt instruments.

(6) Shareholders' (Deficit) Equity

(a) Convertible Preferred Stock

Each preferred share is convertible, at the option of the holder, into one share of common stock, subject to adjustment for stock splits, stock dividends, and other events. Each share automatically converts to common stock upon the closing of an underwritten initial public offering of the Company's common stock. Upon conversion, all declared and unpaid dividends on the preferred stock shall be paid in cash.

Dividends, when and if declared, are payable to the holders of preferred stock on the basis of the relative preference to which each such series is entitled. Such dividends are noncumulative.

Each share of preferred stock is entitled to the same voting rights as each share of common stock into which it is convertible. As long as any shares of preferred stock are outstanding, a majority of the shareholders of preferred stock must approve certain significant events as defined in the articles of incorporation, such as amendments of the Company's articles of incorporation or by-laws that materially alter preferred shareholder's rights or increases or decreases in the authorized number of shares of preferred stock.

In the event of liquidation, dissolution, or winding up of the Company, holders of Series A and B preferred stocks are entitled to receive $1.10 and $2.00 per share, respectively, plus all declared but unpaid dividends, prior to any distribution to holders of common stock.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

(b) Stock Option Plan

Under the Company's 1995 Stock Option Plan (the Plan), the Board of Directors has authorized the granting of up to 2,800,000 shares of nonqualified or incentive stock options to employees, directors, or consultants of the Company. Options are granted with exercise prices at fair value at date of grant for incentive stock options and not less than 85% of fair value for nonqualified options. If at the time an option is granted, the optionee owns greater than 10% of outstanding voting stock, the price of the incentive option is not less than 110% of the fair value of the stock at the date of grant. Incentive stock options generally vest over 4 or 5 years, with 25% or 20% vesting after one year and the remainder monthly thereafter, and expire 10 years from date of grant. Nonqualified options are generally fully vested upon issuance and expire 10 years from date of grant.

A summary of all option activity under the Plan is as follows:

                                                                    Weighted-
                                                                     average
                                                       Number of  exercise price
                                                        shares      per share
                                                       ---------  --------------
   Outstanding as of June 30, 1997....................   562,500      $0.01
     Granted.......................................... 2,060,250       0.20
     Canceled.........................................  (938,126)      0.15
     Exercised........................................  (130,624)      0.03
                                                       ---------
   Outstanding as of June 30, 1998.................... 1,554,000       0.17
     Granted..........................................   958,500       0.20
     Canceled.........................................  (883,895)      0.20
     Exercised........................................  (174,542)      0.03
                                                       ---------
   Outstanding as of June 25, 1999.................... 1,454,063       0.19
                                                       =========

The following table summarizes information about stock options outstanding as of June 25, 1999:

                              Weighted-
                               average      Weighted-                 Weighted-
                              remaining      average                   average
   Exercise      Number      contractual    exercise      Number      exercise
    price      outstanding   life (years)     price     exercisable     price
   --------    -----------   ------------   ---------   -----------   ---------
    $0.01          53,375        6.40         $0.01        41,240       $0.01
     0.20       1,400,688        9.19          0.20       291,247        0.20
                ---------                                 -------
                1,454,063                                 332,487
                =========                                 =======

SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income or loss had the Company adopted the fair value method. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models. The Company's calculations of fair value were made using the Black-Scholes option pricing model with the following weighted-average assumptions: 1999--expected life 4 years; volatility, none; risk-free interest rate 5.21%; and no dividends during the expected term; 1998--expected life 5 years; volatility, none; risk-free interest rate, 5.48%; and no dividends during the expected term.

The per share weighted-average fair value of stock options granted during both the years ended June 25, 1999 and June 30, 1998, was $0.04 on the date of grant.

If the Company had applied the fair value method under SFAS No. 123, pro forma net losses would have been $9,538,708 and $7,906,830 in fiscal 1999 and 1998, respectively.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998


(c) Warrants

In March 1999, the Company issued to certain founders and holders of preferred stock, warrants to purchase up to 1,150,000 shares of Series B preferred stock at prices ranging from $3.00 to $7.00 per share in connection with a bridge financing (see Note 9). These warrants expire in January 2002.

In addition, in March 1999, the Company issued to a bank warrants to purchase 50,000 shares of Series B preferred stock at the lower of $4.00 or 50% of an initial public offering or acquisition price in connection with a bridge loan obtained from the bank (see Note 5). These warrants expire in January 2002.

In April 1999, in connection with the restructuring of its line of credit and term loan, the Company issued warrants to purchase 10,000 shares of Series B preferred stock at an exercise price of $7.00 per share (see Note 5).

The fair value of the warrants issued in fiscal 1999 to purchase 1,210,000 shares of Series B preferred stock was calculated by the Company using the Black-Scholes pricing model. The fair value of $1,292,525 is being amortized over the life of the related loans. Amortization in fiscal 1999 totaled $911,124, which is included in interest expense in the accompanying statement of operations.

In fiscal 1998, in connection with the line of credit and term loan, the Company issued warrants to purchase 32,000 shares of Series B preferred stock at an exercise price of the lowest of 50% of an IPO or acquisition price, the closing price of a Series C preferred stock round, or $7.00 per share (see Note
5).

In July 1996, the Company issued to certain holders of preferred stock, warrants to purchase up to 1,400,000 shares of Series B preferred stock at $2.00 per share for assistance with the Series B equity financing, and establishment and maintenance of manufacturing partner relationships. The warrants expire in January 2001. The Company has calculated the estimated fair value of warrants issued and determined that the amount was not significant to the accompanying financial statements taken as a whole.

In July 1996, the Company sold for $70,000 to certain shareholders warrants to purchase up to 350,000 shares of Series B preferred stock at $2.00 per share. The warrants expired in July 1998.

(7) Income Taxes

Total income tax expense differs from expected tax expense (computed by multiplying the U.S. income statutory rate of 34% to loss before income tax) for the years ended June 25, 1999 and June 30, 1998, as a result of the following:

                                                         1999         1998
                                                      -----------  ----------
   Expected tax benefit.............................. $(3,239,000) (2,684,000)
   Losses and temporary differences for which no tax
    benefit was realized.............................   2,887,000   2,666,000
   Nondeductible expenses............................     352,800      18,800
                                                      -----------  ----------
     Total tax expense............................... $       800         800
                                                      ===========  ==========

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets are as follows:

                                                            1999       1998
                                                         ----------- ---------
   Deferred tax assets:
     Loss and research and development credit
      carryover......................................... $ 7,818,000 3,781,000
     Research and development expenses deferred for tax
      purposes..........................................   2,227,000   618,000
     Other..............................................     455,000   801,000
                                                         ----------- ---------
       Total gross deferred tax assets..................  10,500,000 5,200,000
   Less valuation allowance.............................  10,500,000 5,200,000
                                                         ----------- ---------
       Net deferred tax assets..........................         --        --
                                                         =========== =========

The net change in the total valuation allowance for the years ended June 25, 1999 and June 30, 1998, was a net increase of $5,300,000 and $2,300,000, respectively.

As of June 25, 1999, the Company has net operating loss carryforwards for federal and California income tax purposes of approximately $17,000,000. The federal net operating loss carryforwards expire primarily in the years 2010 through 2019. The California net operating loss carryforwards expire primarily in the years 2003 through 2004.

As of June 25, 1999, the Company has research and development credit carryovers for federal and California income tax purposes of approximately $400,000 and $200,000, respectively. The federal carryforwards expire in the years 2010 and 2019, and the California carryforwards can be carried forward indefinitely.

The Company had a gross deferred tax asset of approximately $10,500,000 and $5,200,000 as of June 25, 1999 and June 30, 1998, respectively. Management does not believe it is more likely than not that the deferred tax assets will be realized; accordingly, a full valuation allowance has been established against the Company's net deferred tax asset balance and no tax benefit is shown in the accompanying statement of operations.

Federal and state tax laws limit the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company believes that two such ownership changes, as defined, have occurred from inception to June 25, 1999. Approximately $710,000 of the Company's net operating loss is limited to an annual allowance of $2,360. Accordingly, nearly all of this loss will expire unutilized. An additional $2,640,000 of the net operating loss is subject to an annual allowance of approximately $256,000. The remaining net operating loss of $13,650,000 is not subject to a change of ownership limitation until the date of the pending merger. The Company has not determined the ownership change limitation on the remaining loss due to the pending merger of the Company.

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

(8) Commitments

The Company is obligated under certain noncancelable operating leases for office space expiring in 2003. The Company also leases certain equipment under capital lease arrangements, which expire through 2000.

Future minimum payments required under noncancelable operating and capital lease arrangements are as follows:

                                                            Capital Operating
   Year ending                                              leases    leases
   -----------                                              ------- ----------
    2000................................................... $53,114    549,780
    2001...................................................     --     568,400
    2002...................................................     --     588,980
    2003...................................................     --     301,350
                                                            ------- ----------
                                                             53,114 $2,008,510
                                                                    ==========
    Less amount representing interest......................   2,564
                                                            -------
    Present value of future minimum lease payments.........  50,550
    Less current portion of obligations under capital
     leases................................................  50,550
                                                            -------
    Long-term obligations under capital lease.............. $   --
                                                            =======

Rent expense for the years ended June 25, 1999 and June 30, 1998, was approximately $595,000 and $259,000, respectively.

In connection with the private placement memorandum signed by the Company with the Acquirer, either the Company or the Acquirer will incur break-up fees of $3,000,000 and other penalties if either the Company or the Acquirer cancels the agreement for cause, other than as specifically allowed under the agreement.

The Company is party to litigation and claims arising in the ordinary course of its business, which the Company does not believe will have a material adverse impact on its business.

(9) Related Party Transactions

On September 25, 1997, the Company issued a $2,000,000 note receivable to an officer of the Company, who is also a board member. The note accrued interest at a rate of 8% per annum with the principal and accrued interest to be paid within 36 months. As of June 25, 1999, the entire balance was repaid.

From March to May 1999, the Company borrowed $1,816,839 from certain founders and shareholders under promissory notes payable. The notes bear interest at an annual rate of 9% and are due in July 1999. In connection with these notes, the Company issued warrants to purchase 1,150,000 shares of Series B preferred stock (see Note 6). Subsequent to year-end, the term of the notes was extended to August 1999.

(10) Segment and Geographic Information

During 1999, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing their performance. The Company operates in one

                      Silicon Valley Communications, Inc.
                     (Formerly Qualop Systems Corporation)

                   Notes to Financial Statements--(Continued)
                        June 25, 1999 and June 30, 1998

industry segment: the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications primarily to the CATV market. Substantially all revenues result from the sale of fiber optic and communications products in the CATV industry. The Company's chief operating decision maker reviews financial information presented on a Company-wide basis for purposes of making operating decisions and assessing financial performance.

The Company's assets are primarily located in the United States and are not allocated to any specific region. The Company does not produce reports for, or measure the performance of, its geographic regions based on any asset-based metrics, and, therefore, segment information is not provided for assets.

Two domestic customers accounted for approximately 90% of the Company's revenues in fiscal 1999. Two international customers accounted for approximately 53% of the Company's revenues in fiscal 1998. International sales as a percentage of gross revenues were not significant in fiscal 1999 and were 96% for fiscal 1998. International sales in fiscal 1998 were principally sales to Asian distributors. Domestic sales are made primarily to end users.

Two domestic customers comprise 93% of the accounts receivable balance as of June 25, 1999. There were no customers with a significant accounts receivable balance as of June 30, 1998.

            Index to Supplemental Consolidated Financial Statements

Independent Auditors' Report..............................................  F-17
Supplemental Consolidated Balance Sheets as of June 26, 1998 and June 25,
 1999.....................................................................  F-18
Supplemental Consolidated Statements of Operations for the years ended
 June 27, 1997, June 26, 1998 and June 25, 1999...........................  F-19
Supplemental Consolidated Statements of Cash Flows for the years ended
 June 27, 1997, June 26, 1998 and June 25, 1999...........................  F-20
Supplemental Consolidated Statements of Shareholders' Equity for the years ended June 27, 1997, June 26, 1998 and June 25, 1999.....................  F-21
Notes to Consolidated Financial Statements................................  F-22

                          Independent Auditors' Report

The Board of Directors and Shareholders
C-COR.net Corp.:

We have audited the accompanying supplemental consolidated balance sheets of C-COR.net Corp. as of June 25, 1999, and June 26, 1998, and the related supplemental consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the mergers of C-COR.net Corp. and Convergence.com and Silicon Valley Communications, Inc. on July 9, 1999 and September 17, 1999, respectively, which have been accounted for as poolings-of-interests as described in the description of business section of the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. These financial statements do not extend through the dates of the consummation. However, they will become the historical consolidated financial statements of C-COR.net Corp. after financial statements covering the dates of consummation of the business combinations are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of C-COR.net Corp. as of June 25, 1999, and June 26, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 25, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the dates of consummation of the business combinations.

                                                        KPMG LLP

State College, Pennsylvania
September 20, 1999

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

                    Supplemental Consolidated Balance Sheets
                       (In thousands, except share data)

                                                             June 25,  June 26,
                                                               1999      1998
                                                             --------  --------
                          ASSETS
Current assets
Cash and cash equivalents..................................  $  4,695  $ 3,030
Marketable securities......................................       445      356
Accounts and notes receivables, less allowance of $1,007 in
 1999; $923 in 1998........................................    31,314   19,823
Inventories................................................    23,565   17,809
Deferred taxes.............................................     6,335    2,797
Other current assets.......................................     3,457    2,575
Net current assets of discontinued operations..............       433      --
                                                             --------  -------
    Total current assets...................................    70,244   46,390
Property, plant, and equipment, net........................    27,792   29,853
Intangible assets, net of accumulated amortization of $172
 in 1999; $-0- in 1998.....................................     1,131    1,295
Other long-term assets.....................................     3,782    6,536
                                                             --------  -------
    Total assets...........................................  $102,949  $84,074
                                                             ========  =======
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable...........................................  $ 16,286  $ 6,532
Accrued liabilities........................................    16,242   10,831
Line-of-credit and short-term credit obligations...........     4,638      --
Current portion of long-term debt..........................       832      926
Net current liabilities of discontinued operations.........       --       517
                                                             --------  -------
    Total current liabilities..............................    37,998   18,806
Long-term debt, less current portion.......................     3,708    5,567
Other long-term liabilities................................     1,329    1,041
Commitments and contingent liabilities.....................
                                                             --------  -------
    Total liabilities......................................    43,035   25,414
                                                             --------  -------
Shareholders' equity
Preferred stock, no par; authorized 2,000,000 shares;
 issued, none..............................................       --       --
Common stock, $.10 par; authorized shares 24,000,000;
 issued shares of 12,761,485 in 1999 and 12,631,166 in
 1998......................................................     1,276    1,263
Additional paid-in capital.................................    44,649   42,041
Accumulated other comprehensive loss.......................       (96)     (99)
Retained earnings..........................................    21,065   21,351
Treasury stock at cost, shares of 600,723 in 1999 and
 510,342 in 1998...........................................    (6,980)  (5,896)
                                                             --------  -------
    Total shareholders' equity.............................    59,914   58,660
                                                             --------  -------
    Total liabilities and shareholders' equity.............  $102,949  $84,074
                                                             ========  =======

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

               Supplemental Consolidated Statements of Operations
                     (In thousands, except per share data)

                                                         Years Ended
                                                  ----------------------------
                                                  June 25,  June 26,  June 27,
                                                    1999      1998      1997
                                                  --------  --------  --------
Net sales........................................ $183,425  $154,041  $133,780
Cost and expenses:
 Cost of sales...................................  138,793   121,986   106,485
 Selling and administrative......................   27,153    19,724    18,521
 Research and product development................   11,833     9,988     7,706
 Provision for restructuring costs...............      --        625       --
 Interest........................................    1,384       399       380
 Other expense (income), net.....................      110        19      (861)
                                                  --------  --------  --------
                                                   179,273   152,741   132,231
                                                  --------  --------  --------
Income from continuing operations before income
 taxes...........................................    4,152     1,300     1,549
Income tax expense (benefit):
 Current.........................................    7,133     3,565     1,299
 Deferred........................................   (2,298)   (3,183)     (648)
                                                  --------  --------  --------
                                                     4,835       382       651
                                                  --------  --------  --------
Income (loss) from continuing operations.........     (683)      918       898
                                                  --------  --------  --------
Discontinued operations:
 Loss from operations of discontinued business
  segment, net of tax............................      --        --     (6,605)
 Gain (loss) on disposal of discontinued business
  segment, net of tax............................      397       928    (3,830)
                                                  --------  --------  --------
      Net income (loss).......................... $   (286) $  1,846  $ (9,537)
                                                  ========  ========  ========
Net income (loss) per share--(basic):
 Continuing operations........................... $  (0.06) $   0.08  $   0.07
 Discontinued operations:
    Loss from operations.........................      --        --      (0.54)
    Gain (loss) on disposal......................     0.04      0.08     (0.32)
                                                  --------  --------  --------
      Net income (loss).......................... $  (0.02) $   0.16  $  (0.79)
                                                  ========  ========  ========
Net income (loss) per share--(diluted):
 Continuing operations........................... $  (0.06) $   0.07  $   0.07
 Discontinued operations:
    Loss from operations.........................      --        --      (0.53)
    Gain (loss) on disposal......................     0.04      0.08     (0.31)
                                                  --------  --------  --------
      Net income (loss).......................... $  (0.02) $   0.15  $  (0.77)
                                                  ========  ========  ========
Weighted average common shares and common share
 equivalents
 Basic...........................................   12,098    11,895    12,143
 Diluted.........................................   12,098    12,340    12,402

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

               Supplemental Consolidated Statements of Cash Flows
                                 (In thousands)

                                                          Years Ended
                                                   ----------------------------
                                                   June 25,  June 26,  June 27,
                                                     1999      1998      1997
                                                   --------  --------  --------
Operating Activities:
Net income (loss)................................  $   (286) $  1,846  $(9,537)
Adjustments to reconcile net income to net cash
 and cash equivalents provided by operating
 activities:
 Depreciation and amortization...................     8,860     6,967    5,433
 Amortization of debt discount...................       911       --       --
 (Gain) loss on disposal of discontinued
  operations, net of tax.........................      (397)     (928)   3,830
 Provision for deferred retirement salary plan...       204       292      252
 Loss (gain) on sale of property, plant, and
  equipment......................................       229       (14)      22
 Changes in operating assets and liabilities:
  Accounts receivable............................   (11,491)      (50)   1,127
  Inventories....................................    (5,756)    2,748   (1,454)
  Other assets...................................      (165)   (2,793)    (221)
  Accounts payable...............................     9,754    (2,574)   3,005
  Accrued liabilities............................     5,493     3,801     (113)
  Deferred income taxes..........................    (2,298)   (3,189)    (929)
  Discontinued operations--working capital
   changes and noncash charges...................      (553)    1,051    3,236
                                                   --------  --------  -------
Net cash and cash equivalents provided by
 operating activities............................     4,505     7,157    4,651
                                                   --------  --------  -------
Investing Activities:
Purchase of property, plant, and equipment.......    (8,159)  (10,053)  (7,244)
Purchase of marketable securities................       (84)      --      (200)
Proceeds from sale of marketable securities......       --         15      258
Issuance of (payments on) notes receivable, net..     1,972    (2,011)       7
Change in other assets...........................        94      (146)    (317)
Proceeds from sale of property, plant, and
 equipment.......................................        28        14       15
Proceeds from (investing activites of)
 discontinued operations.........................       --        656     (698)
                                                   --------  --------  -------
Net cash and cash equivalents used in investing
 activities......................................    (6,149)  (11,525)  (8,179)
                                                   --------  --------  -------
Financing Activities:
Payment of debt and capital lease obligations....    (5,050)     (966)    (941)
Proceeds from long-term debt borrowing...........     3,097       --       --
Proceeds from (payments on) short-term credit
 facilities, net.................................     4,638    (3,466)   1,127
Proceeds from issuance of convertible preferred
 stock...........................................       336     2,780   15,710
Tax benefit deriving from exercise and sale of
 stock option shares.............................        94        57       71
Issue common stock to employee stock purchase
 plan............................................        76        51       88
Proceeds from exercise of stock options..........     1,202       277      278
Purchase of treasury stock.......................    (1,084)     (131)  (5,765)
                                                   --------  --------  -------
Net cash and cash equivalents provided by (used
 in) financing activities........................     3,309    (1,398)  10,568
                                                   --------  --------  -------
Increase (decrease) in cash and cash
 equivalents.....................................     1,665    (5,766)   7,040
Cash and cash equivalents at beginning of year...     3,030     8,796    1,762
                                                   --------  --------  -------
Cash and cash equivalents at end of year.........  $  4,695  $  3,030  $ 8,802
                                                   ========  ========  =======

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

          Supplemental Consolidated Statements of Shareholders' Equity
                                 (In thousands)

                                                           Accumulated
                                               Additional     Other
                          Comprehensive Common  Paid-in   Comprehensive Retained  Treasury
                             Income     Stock   Capital   Income (Loss) Earnings   Stock
                          ------------- ------ ---------- ------------- --------  --------
Balance, June 28, 1996,
 as reported............                $  960  $19,602       $ (55)    $32,810   $   --
Poolings of interest
 with Convergence and
 SVCI...................                   252    4,082         --       (4,200)      --
                                        ------  -------       -----     -------   -------
Balance, June 28, 1996,
 as restated............                 1,212   23,684         (55)     28,610       --
Net loss................     $(9,537)      --       --          --       (9,537)      --
Other comprehensive
 income:                                   --       --          --          --        --
 Net unrealized holding
  gains on marketable
  securities............           7       --       --          --          --        --
 Foreign currency
  translation (loss)....         (67)      --       --          --          --        --
                             -------
Other comprehensive
 income (loss)..........         (60)      --       --          (60)        --        --
                             -------
Comprehensive loss......     $(9,597)      --       --          --          --        --
                             =======
Shares issued...........                    21   15,698         --          --        --
Exercise of stock
 options................                     4      273         --          --        --
Tax benefit deriving
 from exercise and sale
 of stock option
 shares.................                   --        71         --          --        --
Issue shares to employee
 stock purchase plan....                     1       87         --          --        --
Purchase of treasury
 stock..................                   --       --          --          --     (5,765)
                                        ------  -------       -----     -------   -------
Balance, June 27, 1997..                 1,238   39,813        (115)     19,073    (5,765)
Net income..............     $ 1,846       --       --          --        1,846       --
Other comprehensive
 income:                                   --       --          --          --        --
 Net unrealized holding
  gains on marketable
  securities............           7       --       --          --          --        --
 Foreign currency
  translation gain......           9       --       --          --          --        --
                             -------
Other comprehensive
 income.................          16       --       --           16         --        --
                             -------
Comprehensive income....     $ 1,862       --       --          --          --        --
                             =======
Adjustment related to
 merger (Note A)........                   --       --          --          432       --
Shares issued...........                    17    1,850         --          --        --
Exercise of stock
 options................                     8      270         --          --        --
Tax benefit deriving
 from exercise and sale
 of stock option
 shares.................                   --        57         --          --        --
Issue shares to employee
 stock purchase plan....                   --        51         --          --        --
Purchase of treasury
 stock..................                   --       --          --          --       (131)
                                        ------  -------       -----     -------   -------
Balance, June 26, 1998..                 1,263   42,041         (99)     21,351    (5,896)
Net loss................     $  (286)      --       --          --         (286)      --
Other comprehensive
 income:                                   --       --          --          --        --
 Net unrealized holding
  gains on marketable
  securities............           4       --       --          --          --        --
 Foreign currency
  translation loss......          (1)      --       --          --          --        --
                             -------
Other comprehensive
 income.................           3       --       --            3         --        --
                             -------
Comprehensive loss......     $  (283)      --       --          --          --        --
                             =======
Shares issued...........                     1    1,254         --          --        --
Exercise of stock
 options................                    11    1,185         --          --        --
Tax benefit deriving
 from exercise and sale
 of stock option
 shares.................                   --        94         --          --        --
Issue shares to employee
 stock purchase plan....                     1       75         --          --        --
Purchase of treasury
 stock..................                   --       --          --          --     (1,084)
                                        ------  -------       -----     -------   -------
Balance, June 25, 1999..                $1,276  $44,649       $ (96)    $21,065   $(6,980)
                                        ======  =======       =====     =======   =======

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

                   Notes to Consolidated Financial Statements
                 For the three fiscal years ended June 25, 1999
                (In thousands, except share and per share data)

Description of Business

The Company designs and manufactures network distribution products and provides technical services in support of two-way hybrid fiber coax (HFC) networks. The Company has predominately operated in the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications primarily to the cable television (CATV) market. In order to expand the Company's product offering in the Electronics Distribution Products segment, on September 17, 1999, subsequent to the fiscal year ended June 25, 1999, the Company completed a merger with Silicon Valley Communications, Inc. ("SVCI"), whereby SVCI became a wholly-owned subsidiary of the Company. In addition, on July 9, 1999, also subsequent to the fiscal year ended June 25, 1999, the Company completed a merger with Convergence.com Corporation ("Convergence"), whereby Convergence became a wholly owned subsidiary of the Company. These transactions were accounted for under the pooling-of-interest method of accounting and accordingly, the accompanying financial statements have been retroactively restated to give effect to the Convergence and SVCI mergers as if they had occurred on June 28, 1996. As a result of the merger with Convergence, the Company now operates a separate business unit called Broadband Management Services, which provides design, activation, network management and optimisations, as well as ongoing support, repair and maintenance to broadband operators in the United States.

A. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its foreign and domestic subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reporting Periods

Management has adopted a fiscal year which ends on the last Friday in June. For the 52-week reporting periods presented herein, the years ended on June 25, 1999, June 26, 1998, and June 27, 1997. Convergence had operated and reported on a calendar year basis prior to the merger. Operating results for the fiscal year ended June 25, 1999 and June 26, 1998, include the operations of Convergence for the 12-month periods ended June 30, 1999 and June 30, 1998, respectively. Operating results for the fiscal year ended June 27, 1997, include the operations of Convergence for the 12-month period ended December 31, 1997. This results in an overlapping period (July 1997 through December
1997) for Convergence's results of operations being included in the restated consolidated financial statements. Accordingly, the statement of shareholders' equity for the year ended June 26, 1998 includes a $432 adjustment to eliminate the impact on retained earnings for the overlap period.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company's revenues derive principally from equipment sales, which are generally recognized when the equipment has been shipped. Revenue from Internet service is recognized monthly as services are provided to subscribers. Other service revenues, consisting of system design, field services and other consulting engagements, are generally recognized as services are rendered.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                (in thousands, except share and per share data)


Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short-term nature of those instruments. The carrying value of the Company's long-term borrowings approximates fair value.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property, Plant and Equipment

Property, plant and equipment, which includes leased property under capital leases, is stated at cost. Cost includes interest associated with capital additions. Capitalized interest was $-0- for fiscal years 1999, 1998 and 1997, respectively. Depreciation or amortization is calculated on the straight-line method for financial statement purposes based upon the following estimated useful lives:

   Building and improvements under capital lease.................       15 years
   Buildings..................................................... 15 to 25 years
   Machinery and equipment under capital lease...................        5 years
   Machinery and equipment.......................................  3 to 10 years
   Leasehold improvements........................................  7 to 15 years

Computer Software

Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" (Statement
86), the Company capitalizes certain internal and purchased software development and production costs once technological feasibility has been achieved. For the fiscal years ended 1999 and 1998, the Company capitalized $389 and $670, respectively, of purchased software development costs, which is included in other long-term assets in the consolidated financial statements. The Company did not capitalize any software development costs during fiscal year 1997. Amortization will commence upon initial product release, which the Company anticipates will occur during the first quarter of its fiscal year 2000, and as such no amortization has been recorded in fiscal years 1999 and 1998.

Intangible Assets

Patents, trademarks and licenses are carried at cost less accumulated amortization, which is calculated on a straight-line basis over the estimated three year useful life of the asset. The patents, trademarks and license costs relate to purchased and internally developed product lines. For fiscal years ended 1999, 1998 and 1997, the Company recorded $172, $-0- and $-0- of amortization, respectively.

Income Taxes

Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Shareholders' Equity

In fiscal years 1999 and 1998, the Company repurchased 90,381 shares for $1,084 and 10,342 shares for $131, respectively, of its common stock under a stock repurchase program adopted in September 1997. In fiscal year 1997, the Company repurchased 500,000 shares of its common stock for $5,765, under a stock repurchase program adopted in December 1996. The Company used its available capital resources to fund the purchases under both repurchase programs. The repurchased stock is being held by the Company as treasury stock and is available to be used in meeting the Company's obligations under its present and future stock option plans and for other corporate purposes. In May 1999, the Company terminated the stock repurchase program adopted in September 1997.

Cash Equivalents

The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. Cash equivalents are reflected at the lower of cost or market.

Marketable Securities

Marketable securities at June 25, 1999, consisted of municipal bonds and equity securities. The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), in accounting for marketable securities. Under Statement 115, the Company classifies all of its marketable securities as available-for-sale and records them at fair value. Unrealized holding gains and losses are excluded from income and are recorded directly to shareholders' equity in accumulated other comprehensive income, net of related deferred income taxes.

Net income (loss) per share

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128), became effective for financial statements issued for periods ending after December 15, 1997. The Company adopted this statement in the second quarter of fiscal year 1998, and has restated prior periods presented as required. Implementation of this Statement did not have a material effect on the Company's consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

Basic earnings (loss) per share are computed based on the weighted average number of common shares outstanding, excluding any dilutive options and awards. Dilutive net income (loss) per share is computed based on the weighted average number of common shares outstanding plus the dilutive effect of options. The dilutive effect of options is calculated under the treasury stock method using the average market price for the period. Net income (loss) per share is calculated as follows:

                                                           Years Ended
                                                    --------------------------
                                                               June
                                                    June 25,    26,   June 27,
                                                      1999     1998     1997
                                                    --------  ------- --------
   Income (loss) from continuing operations........ $  (683)  $   918 $    898
   Gain (loss) from discontinued operations........     397       928  (10,435)
                                                    -------   ------- --------
   Net income (loss)............................... $  (286)  $ 1,846 $ (9,537)
                                                    -------   ------- --------
   Basic shares outstanding........................  12,098    11,895   12,143
   Common stock equivalents........................     --        445      259
                                                    -------   ------- --------
   Dilutive potential common shares................  12,098    12,340   12,402
                                                    -------   ------- --------
   Net income (loss) per share--(basic)
    Continuing operations.......................... $ (0.06)  $  0.08 $   0.07
    Discontinued operations........................    0.04      0.08    (0.86)
                                                    -------   ------- --------
   Net income (loss)............................... $ (0.02)  $  0.16 $  (0.79)
                                                    -------   ------- --------
   Net income (loss) per share--(diluted)
    Continuing operations.......................... $ (0.06)  $  0.07 $   0.07
    Discontinued operations........................    0.04      0.08    (0.84)
                                                    -------   ------- --------
   Net income (loss)............................... $ (0.02)  $  0.15 $  (0.77)
                                                    -------   ------- --------

Product Warranty

The Company warrants its products against defects in materials and workmanship, generally for three to five years depending upon product lines. A provision for estimated future costs relating to warranty expense is recorded when product is shipped, based upon historical claims history and specifically identified warranty exposures.

Restructuring Costs

On June 25, 1998, the Company announced the closing of its manufacturing plant located in Reedsville, Pennsylvania. As a result of this action, the Company incurred restructuring charges in the fourth quarter of its fiscal year 1998 of $625. The restructuring charge represented salaries and benefits for approximately 143 employees affected by the plant closing. The work force reduction occurred during the first quarter of fiscal year 1999, thereby eliminating the restructuring accrual at June 25, 1999.

At June 26, 1998, the Company had a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for the building and improvements located in Reedsville, Pennsylvania. On August 10, 1998, the Company purchased the facility using its available capital resources and expects to sell the facility at a price in excess of its net carrying value. The facility has been reclassified from property, plant and equipment to property held-for-sale, which is included in other current assets on the consolidated balance sheet as of June 25, 1999, with a carrying value of $1,281.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Comprehensive Income

In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130), which requires net unrealized investment gains or losses on the Company's available-for-sale securities and net foreign exchange gains or losses on translation, which previously were reported directly in shareholders' equity, to be included in accumulated other comprehensive income in the consolidated balance sheet and in the disclosure of comprehensive income. The totals of other comprehensive income items and comprehensive income (which includes net income) are displayed separately in the consolidated statements of shareholders' equity. The adoption of this statement had no effect on net income or shareholders' equity.

The components of other comprehensive income (loss) and the related tax effects are as follows:

                                                                Income
                                                       Amount     Tax    Amount
                                                       Before   Expense  Net of
                                                        Tax    (Benefit) Taxes
                                                       ------  --------- ------
   Fiscal year ended June 25, 1999
   Unrealized holding gain during the fiscal year..... $   7     $  3     $  4
   Net foreign exchange loss..........................    (2)      (1)      (1)
                                                       -----     ----     ----
   Total other comprehensive income................... $   5     $  2     $  3
                                                       =====     ====     ====
   Fiscal year ended June 26, 1998
   Unrealized holding gain during the fiscal year..... $  12     $  5     $  7
   Net foreign exchange gain..........................    15        6        9
                                                       -----     ----     ----
   Total other comprehensive income................... $  27     $ 11     $ 16
                                                       =====     ====     ====
   Fiscal year ended June 27, 1997
   Unrealized holding gain during the fiscal year..... $  12     $  5     $  7
   Net foreign exchange loss..........................  (112)     (45)     (67)
                                                       -----     ----     ----
   Total other comprehensive income (loss)............ $(100)    $(40)    $(60)
                                                       =====     ====     ====

Accounting and Disclosure Changes

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement
133), which was effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB announced it was delaying the effective date of Statement 133 for one year, to fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company anticipates adopting this Statement in its fiscal year 2001 consolidated financial statements as required. Implementation of this Statement is not expected to have a material effect on the Company's consolidated financial statements.

B. Discontinued Operations

On July 10, 1997, the Company announced that it would discontinue its Digital Fiber Optics Transmission Products segment located in Fremont, California, in a nine-month wind-down process. An estimated loss on disposal, including write-offs of inventory and fixed assets and other costs from the measurement to the disposal date, were recorded in fiscal year 1997. The estimated loss, net of tax benefit of $1,974 on the disposal of the discontinued business segment, was $3,830 in fiscal year 1997.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


The Company completed the phase-down of this operation as of March 1998. A gain on disposal of the discontinued business segment of $397, net of tax expense of $477, was recorded during the fiscal year ended 1999. The gain in fiscal year 1999 resulted primarily from settlement of certain warranty claims. The Company recorded a gain of $928, which includes a net tax benefit of $94 on the disposal of the discontinued segment in fiscal year 1998. In fiscal year 1998, the gain derived primarily from higher than anticipated proceeds associated with the disposal of assets, primarily inventory, and lower than anticipated operating costs from the measurement date to the disposal date.

The after-tax loss from operations of the discontinued business segment was $6,605 for fiscal year 1997. The primary factors contributing to the loss from operations of the discontinued business segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571, recorded in the fourth quarter of fiscal year 1997.

Operating results for the discontinued business segment are segregated and reported as discontinued operations in the accompanying consolidated statements of operations. Summarized information relating to the discontinued operation for fiscal year 1997 is as follows:

                                                                      June 27,
                                                                        1997
                                                                      --------
   Net sales......................................................... $  7,994
   Costs and expenses................................................  (17,351)
                                                                      --------
   Loss before income taxes..........................................   (9,357)
   Income tax benefit................................................    2,752
                                                                      --------
   Net loss.......................................................... $ (6,605)
                                                                      ========

The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated financial statements to separately identify them as net current assets (liabilities) related to the discontinued operations. These net assets consist of net working capital and other assets, less related liabilities as follows as of June 25, 1999, and June 26, 1998:

                                                             June 25, June 26,
                                                               1999     1998
                                                             -------- --------
   Current assets:
     Accounts receivable....................................  $  16    $  150
     Notes receivable.......................................    796       981
     Deferred tax assets....................................    474     1,602
     Other assets...........................................    --        156
                                                              -----    ------
                                                              1,286     2,889
                                                              -----    ------
   Current liabilities:
     Accrued warranty and other.............................   (728)   (2,806)
     Allowance for disposal of discontinued operations......   (125)     (600)
                                                              -----    ------
                                                               (853)   (3,406)
                                                              -----    ------
   Net current assets (liabilities) of discontinued
    operations..............................................  $ 433    $ (517)
                                                              =====    ======

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

C. Marketable Securities

Marketable securities as of June 25, 1999, and June 26, 1998, consisted of the following:

                                                       Gross      Gross
                                                     Unrealized Unrealized
                                           Amortized  Holding    Holding   Fair
                                             Cost      Gains      Losses   Value
                                           --------- ---------- ---------- -----
   June 25, 1999:
   Available-for-sale:
    Municipal bonds.......................   $351       $--        $ (9)   $342
    Equity securities.....................    101          2        --      103
                                             ----       ----       ----    ----
                                             $452       $  2       $ (9)   $445
                                             ====       ====       ====    ====
   June 26, 1998:
   Available-for-sale:
    Municipal bonds.......................   $366       $--        $(12)   $354
    Equity securities.....................      2        --         --        2
                                             ----       ----       ----    ----
                                             $368       $--        $(12)   $356
                                             ====       ====       ====    ====

Maturities of investment securities classified as available-for-sale at June 25, 1999, were as follows:

                                                                 Amortized Fair
                                                                   Cost    Value
                                                                 --------- -----
   Available-for-sale:
    Due after one year through five years.......................   $351    $342
    Equity securities...........................................    101     103
                                                                   ----    ----
                                                                   $452    $445
                                                                   ====    ====

D. Inventories

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Finished goods............................................. $ 3,287  $ 2,850
   Work-in-process............................................   3,038    1,874
   Raw materials..............................................  17,240   13,085
                                                               -------  -------
                                                               $23,565  $17,809
                                                               =======  =======

Included in the amounts above were reserves of $2,231 at June 25, 1999, and $3,213 at June 26, 1998.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

E. Property, Plant and Equipment

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Land....................................................... $   468  $   468
   Building and improvements under capital lease..............     --     1,727
   Buildings..................................................  10,760   10,683
   Machinery and equipment under capital lease................     343      217
   Machinery and equipment....................................  50,874   44,393
   Leasehold improvements.....................................   1,326    1,123
                                                               -------  -------
                                                                63,771   58,611
   Less accumulated depreciation and amortization.............  35,979   28,758
                                                               -------  -------
                                                               $27,792  $29,853
                                                               =======  =======

F. Intangible Assets

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Cost of intangibles:
     Patents and trademarks...................................  $1,045   $1,045
     Licensing costs..........................................     258      250
                                                                ------   ------
                                                                 1,303    1,295
                                                                ------   ------
   Less accumulated amortization:
     Patents and trademarks...................................  $ (116)  $  --
     Licensing costs..........................................     (56)     --
                                                                ------   ------
                                                                  (172)     --
                                                                ------   ------
   Net book value.............................................  $1,131   $1,295
                                                                ======   ======

G. Credit Facilities

The Company has a line-of-credit with a bank, whereby the Company may borrow the lesser of $25,000, net of outstanding letters of credit up to a $2,000 sub-limit, or a percentage of eligible accounts receivable and inventory. The borrowings bear interest at various rates generally equal to the London Interbank Offered Rate (LIBOR) plus 1.00% and require compliance with certain covenants. Interest is payable in 30 days as billed. The line-of-credit agreement is committed through December 31, 1999. Accounts receivable and inventory collateralize the borrowings. At June 25, 1999, and June 26, 1998, the Company had no short-term borrowings outstanding on this revolving line-of-credit. Based upon the Company's analysis of eligible accounts receivable and inventory, approximately $23,300 was available to borrow as of June 25, 1999. On August 9, 1999, the Company replaced this revolving line-of-credit agreement with a new credit agreement (Reference Note T).

As a result of the Company's merger with SVCI, the Company has an additional line of credit with a bank, which provided for borrowings of up to $3,000, a bank bridge loan, which provided for borrowings of up to $1,000, and a bank equipment term loan of $300. The line of credit and term loan bear annual interest at the bank's prime rate plus 0.50% (8.25% as of June 25, 1999), with maturity dates of June 30, 1999, and August 30, 2000, respectively. The bridge loan bears interest at the bank's prime rate plus 1.5% (9.25% as of June 25, 1999), with a maturity date of September 4, 1999. The outstanding balances on the line of credit, bridge loan, and the term loan are $2,515, $500, and $188, respectively, as of June 25, 1999. The line of credit and loans

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

are fully collateralized by a continuing security interest in substantially all assets presently owned or subsequently acquired by SVCI. The line of credit and loans contain certain restrictive financial covenants. As of June 25, 1999, the SVCI was not in compliance with certain of the covenants. The bank agreed to defer action on the noncompliance event pending the signing of a merger agreement. A merger agreement was signed with the Company on July 13, 1999.

From March to May 1999, the Company borrowed $1,817 from certain founders and shareholders of SVCI under promissory notes payable. As of June 25, 1999, the balance was $1,435. The notes bear interest at an annual rate of 9% and are due in July 1999. In connection with these notes, the Company issued warrants to purchase the Company's common stock (See Note J).

In connection with the bridge loan, warrants to purchase 4,727 shares of the Company's common stock were issued at an exercise price of $42.31 per share. These warrants have a fair value of $41 and are being amortized over the life of the bridge loan.

In fiscal year 1998, in connection with the line of credit and term loan, warrants to purchase 3,025 shares of the Company's common stock were issued at an exercise price of $74.05 per share. The purchase rights represented by these warrants expire on January 4, 2002. The warrants have a fair value of $13 and are being amortized over the life of the related debt instruments.

On October 21, 1998, a then existing bank line of credit and term loan was restructured. In consideration for the restructuring, warrants to purchase 945 shares of the Company's common stock were issued at an exercise price of $74.05 per share. The warrants are exercisable upon issuance and expire on January 4, 2002. The warrants have a fair value of $4 and are being amortized over the life of the related debt instruments.

H. Long-term Debt

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Notes payable..............................................  $4,392   $4,909
   Capital lease obligations..................................     148    1,584
                                                                ------   ------
                                                                 4,540    6,493
   Less current portion.......................................     832      926
                                                                ------   ------
                                                                $3,708   $5,567
                                                                ======   ======

Notes Payable: The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $539 for construction of the Tipton, Pennsylvania, manufacturing facility. The PIDA borrowing has an interest rate of 3%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $4 are required through 2006. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 25, 1999, was $264.

The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $1,952 for 40% of the cost of building expansion at its manufacturing facility in State College, Pennsylvania. The PIDA borrowing has an interest rate of 2%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $13 are required through 2010. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 25, 1999, was $1,528.

On October 19, 1998, the Company borrowed $3,000 under a term loan facility with a bank. The term loan requires monthly principal payments of $50, plus interest based on a one-to-three month variable rate at LIBOR

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

plus 1.15%, through 2003. The Company is using a derivative financial instrument to reduce its exposure to market risk resulting from interest rates. On October 20, 1998, the Company entered into an interest rate swap agreement that fixes the interest rate at 6.14% on the notional amount of floating rate debt through October 21, 2003. The financial institution, as counterparty to the agreement, will pay the Company a floating interest rate based on a one-month LIBOR rate during the term of the agreement in exchange for the Company paying the fixed interest rate. Interest payments are made monthly. The Company is at risk of loss from this swap agreement in the event of nonperformance by the counterparty. The Company believes this risk to be minimal. The principal balance under this term loan at June 25, 1999, was $2,600.

On August 20, 1998, the Company paid off the remaining balances of two loans obtained from the Pennsylvania Sunny Day Fund. The original principal balance of the loans totaled $4,500, which funded the expansion and renovation of the Company's State College facility. The two notes evidencing the funding had an interest rate of 2%, which was contingent upon meeting certain job creation commitments. The first note was for $488 with an original maturity of 15 years, and the second was for $4,012 with an original maturity of 7 years. Monthly payments of principal and interest of $3 and $51, respectively, were required on these notes through the years 2010 and 2002, respectively. Certain equipment collateralized the borrowing. The loan balances were paid off in order to eliminate certain restrictive covenants associated with the loan agreements. The principal balances of the two loans paid off were $409 and $2,506, respectively.

Capital Lease Obligations: As a result of the Company's decision on June 25, 1998, to close its manufacturing facility located in Reedsville, Pennsylvania, the Company executed its option to purchase the building and improvements for approximately $1,454, plus closing costs, under the Lease/Option to Purchase Agreement it had with the MCIDC on August 10, 1998. The Company was the guarantor of several borrowing commitments by the MCIDC for financing the $1,727 cost of the project. The lease called for a monthly payment of $14, which was equal to the monthly principal and interest of the various borrowing commitments by the MCIDC through 2010. The original term of the lease was for 15 years with the option to purchase the leased premises at any time during the lease term for the outstanding balance of the borrowing commitments plus closing costs. The borrowing commitments carried a weighted-average interest rate of 4.7%. For financial accounting purposes, the lease was accounted for during fiscal year 1998 as a capital lease and, accordingly, an asset and liability were recorded. As of June 25, 1999, the building and improvements were reclassified as property held-for-sale, as part of other current assets in the consolidated balance sheet.

As a result of the mergers with Convergence and SVCI, the Company acquired various capital leases for machinery and equipment, office equipment and furniture and fixtures that expire through 2003.

Long-term debt at June 25, 1999, had scheduled maturities as follows:

   Fiscal year ending:
     2000................................................................ $  832
     2001................................................................    788
     2002................................................................    796
     2003................................................................    789
     2004................................................................    173
     Thereafter..........................................................  1,162
                                                                          ------
                                                                          $4,540
                                                                          ======

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


At June 25, 1999, the future minimum payments required under capital lease arrangements are as follows:

   Fiscal year ending:
     2000................................................................. $ 91
     2001.................................................................   36
     2002.................................................................   36
     2003.................................................................   22
                                                                           ----
                                                                           $185
   Less amount representing interest......................................   37
                                                                           ----
   Present value of future minimum lease payments.........................  148
   Less current portion of obligation under capital leases................   73
                                                                           ----
   Long-term obligations under capital lease.............................. $ 75
                                                                           ====

Total interest paid on the short-term credit facilities (Reference Note G) and long-term debt was $387, $372 and $341 for fiscal years ended 1999, 1998 and 1997, respectively.

Operating Leases: The Company leases real property and other equipment under operating leases. Certain leases are renewable and provide for the payment of real estate taxes and other occupancy expenses. At June 25, 1999, the future minimum lease payments for noncancelable leases with remaining lease terms in excess of one year were as follows:

   Fiscal year ending:
     2000................................................................ $2,096
     2001................................................................  2,123
     2002................................................................  2,090
     2003................................................................    861
     2004................................................................    572
     Thereafter..........................................................  1,129
                                                                          ------
                                                                          $8,871
                                                                          ======

Rent expense relating to continuing operations was $2,132, $1,226 and $866 for fiscal years ended 1999, 1998 and 1997, respectively.

I. Stock Award Plans

In October 1998, the Company adopted a Stock Incentive Plan ("1998 Incentive Plan"), which provides for several types of equity-based incentive compensation awards. Awards, when made, may be in the form of stock options, restricted shares, performance shares and performance units. Stock options granted to employees and directors are at a price not less than 100% of the fair market value of such shares on the date of grant. Stock options granted to certain employees begin vesting in cumulative annual installments of 25% per year beginning one year after the date of grant. Options granted to non-employee directors are exercisable one year after grant. During fiscal year 1999, 2,000 restricted shares and 11,000 performance shares were awarded under the 1998 Incentive Plan. The restricted shares had an aggregate value of $22, which is being amortized over a vesting period through June 2001. The performance shares represent a right to receive common stock of the Company based upon achievement of certain performance criteria over a performance period through June 2000. Compensation expense related to the performance shares is based on current market price of the Company's common stock at the time the performance criteria is satisfied.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

The Company's previous stock option plans provided for the grant of options to employees with an exercise price per share of at least the fair market value of such shares on the date prior to grant, and to directors with an exercise price equal to the fair market value on the date of grant. Stock options granted to certain employees vest in cumulative annual installments of either 20% or 25% per year beginning one year after the date of grant. Options granted to non-employee directors were exercisable one year after grant. Certain options held by the Chairman were exercisable immediately.

In connection with the merger with SVCI, outstanding incentive and nonqualified stock options to acquire SVCI common stock were converted into stock options to acquire the Company's common stock at a conversion ratio of .094534 (with appropriate adjustment to the exercise price). Incentive stock options generally vest over 4 or 5 years, with 25% or 20% vesting after one year and the remainder monthly thereafter, and expire 10 years from the date of grant. Nonqualified options are generally fully vested upon issuance and expire 10 years from date of grant.

The Company adopted the disclosure requirements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). As allowed by Statement 123, the Company has chosen to continue to account for stock based compensation using Accounting Principles Board Opinion No 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's plans been determined under Statement 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated below:

                                                          Years Ended
                                                   ---------------------------
                                                   June 25,  June 26, June 27,
                                                     1999      1998     1997
                                                   --------  -------- --------
   Net income (loss):
     As reported.................................. $  (286)   $1,846  $(9,537)
     Pro forma.................................... $(3,392)   $  381  $(9,789)
   Net income (loss) per share:
     Basic
       As reported................................ $ (0.02)   $ 0.16  $ (0.79)
       Pro forma.................................. $ (0.28)   $ 0.03  $ (0.81)
     Diluted
       As reported................................ $ (0.02)   $ 0.15  $ (0.77)
       Pro forma.................................. $ (0.28)   $ 0.03  $ (0.79)

The per share weighted-average fair values of stock options granted during fiscal years 1999, 1998 and 1997, were $16.49, $10.92 and $4.36, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighed-average assumptions:

Fiscal year 1999-expected dividend yield 0%, risk-free interest rate of 5.0 %, a volatility factor of the expected market price of the Company's common stock of .7395, and a weighted-average expected life of approximately 4 years.

Fiscal year 1998-expected dividend yield 0%, risk-free interest rate of 5.72%, a volatility factor of the expected market price of the Company's common stock of .4913, and a weighted-average expected life of approximately 4 years.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

Fiscal year 1997-expected dividend yield 0%, risk-free interest rate of 6.38%, a volatility factor of the expected market price of the Company's common stock of .5941, and a weighted-average expected life of approximately 4 years.

The fair value of stock options included in the pro forma amounts for fiscal years 1999, 1998 and 1997 is not necessarily indicative of future effects on net income and net income per share.

A summary of the status of the Company's stock option plans, as of June 25, 1999, June 26, 1998, and June 27, 1997, and changes during the years ended on those dates is presented below:

                                                         Years Ended
                          ----------------------------------------------------------------------------
                               June 25, 1999             June 26, 1998             June 27, 1997
                          ------------------------- ------------------------- ------------------------
                                       Weighted-                 Weighted-                Weighted-
                                        Average                   Average                  Average
                           Shares    Exercise Price  Shares    Exercise Price  Shares   Exercise Price
                          ---------  -------------- ---------  -------------- --------  --------------
Outstanding at beginning
 of year................  1,565,166      $12.61       804,624      $13.74      873,048      $13.42
Granted.................    819,778      $18.40     1,031,168      $10.83      118,000      $14.99
Exercised...............   (128,219)     $ 9.54       (45,879)     $ 6.13      (44,893)     $ 5.08
Canceled................   (169,676)     $ 7.52      (224,747)     $ 9.42     (141,531)     $15.59
                          ---------                 ---------                 --------
Outstanding at end of
 year...................  2,087,049      $15.48     1,565,166      $12.67      804,624      $13.74
                          =========                 =========                 ========
Options exercisable at
 end of year............    646,197                   498,658                  451,147

The following table summarizes information about the Company's stock option plans as of June 25, 1999:

                                     Options Outstanding                Options Exercisable
                         ------------------------------------------- --------------------------
                           Number     Weighted-Avg.                    Number
Range of                 Outstanding    Remaining     Weighted-Avg.  Exercisable Weighted-Avg.
Exercise Prices          at 6/25/99  Contractual Life Exercise Price at 6/25/99  Exercise Price
---------------          ----------- ---------------- -------------- ----------- --------------
$ 0.11  to $ 8.38.......    329,068     6.0 years         $ 4.71       223,041       $ 5.95
$ 8.50  to $14.13.......    386,209     6.2 years         $10.60       102,802       $10.86
$14.375 to $19.75.......    587,699     7.0 years         $15.23       156,187       $15.00
$20.12  to $25.50.......    712,363     7.7 years         $21.89       112,299       $21.89
$25.75  to $31.25.......     71,710     6.1 years         $27.31        51,868       $27.32
                          ---------     ---------         ------       -------       ------
                          2,087,049     6.9 years         $15.48       646,197       $13.40
                          =========     =========         ======       =======       ======

J. Warrants

As a result of the consummated mergers with Convergence and SVCI, warrants to acquire Convergence and SVCI common stock were converted into warrants to acquire common stock of the Company. These warrants have been issued in connection with various financing and employment arrangements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

The following table summarizes information about warrants issued and outstanding as of June 25, 1999:

                                                                         Warrants issued in connection
                                                                                     with:
                                                             Fiscal Year ------------------------------
                            Warrants Issued     Range of      Warrants     Debt     Equity   Employment
   Issued                    as of 6/25/99  Exercise Prices    Expire    Financing Financing  Services
   ------                   --------------- ---------------- ----------- --------- --------- ----------
   Fiscal Year 1997........     132,348          $21.16         2001                132,348
   Fiscal Year 1998........       3,025          $74.05         2002        3,025
                                300,000          $10.00         2005                300,000
   Fiscal Year 1999........     114,386     $31.73 to $74.05    2002      114,386
                                 66,930     $ 0.75 to $10.00    2003                           66,930
                                -------                                   -------   -------    ------
                                616,689                                   117,411   432,348    66,930
                                =======                                   =======   =======    ======

The fair value of the warrants issued in fiscal years 1998 and 1999, in connection with debt financing transactions, were calculated by the Company using the Black-Scholes pricing model. In fiscal year 1999, warrants to purchase 114,386 shares of the Company's stock, in connection these debt financing arrangements, had a fair value of $1,293 which is being amortized over the life of the related loans. Amortization in fiscal year 1999 totaled $911, which is included in interest expense in the accompanying statement of operations. In fiscal year 1998, in connection with these debt financing arrangements, the Company had calculated the estimated fair value of warrants issued and determined that the amount was not significant to the accompanying financial statements taken as a whole, and as such, no amortization expense has been included. No separate fair values were calculated in connection with the 432,348 warrants in fiscal years 1997 and 1998, as these were issued in connection with an equity financing transaction. Also in fiscal year 1999, the Company recognized compensation expense of $248 in connection with the issuance of warrants to an employee, as the exercise price was less than the fair value of the stock on the date of grant.

K. Income Taxes

Total income tax expense (benefit) was allocated as follows:

                                                            Years Ended
                                                     --------------------------
                                                     June 25, June 26, June 27,
                                                       1999     1998     1997
                                                     -------- -------- --------
   Income from continuing operations...............   $4,835    $382   $   651
   Results of discontinued operations..............      --      --     (2,752)
   Gain (loss) on disposal of discontinued
    operation......................................      477     (94)   (1,974)
   Stockholders' equity, for tax benefit derived
    from exercise and sale of stock option shares..      (94)    (57)      (71)
                                                      ------    ----   -------
                                                      $5,218    $231   $(4,146)
                                                      ======    ====   =======

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Income tax expense (benefit) attributable to continuing operations consisted of the following components:

                                                             Years Ended
                                                     ----------------------------
                                                     June 25,   June 26, June 27,
                                                       1999      1998      1997
                                                     --------  --------- --------
   Current:
     Federal........................................ $ 6,459    $ 3,262   $1,493
     State..........................................     615        264      (96)
     Foreign........................................      59         39      (98)
                                                     -------    -------   ------
                                                       7,133      3,565    1,299
                                                     -------    -------   ------
   Deferred:
     Federal........................................  (1,910)    (2,675)    (531)
     State..........................................    (388)      (508)    (117)
                                                     -------    -------   ------
                                                      (2,298)    (3,183)    (648)
                                                     -------    -------   ------
                                                     $ 4,835    $   382   $  651
                                                     =======    =======   ======

A reconciliation of the effective income tax rate from continuing operations with the U.S. federal income tax rate of 35 percent applied to pretax income from continuing operations was as follows:

                                                            Years Ended
                                                     --------------------------
                                                     June 25, June 26, June 27,
                                                       1999     1998     1997
                                                     -------- -------- --------
   Statutory rate..................................    35.0%    35.0%    35.0%
   State income taxes, net of federal tax..........   (10.7)   (26.5)   (19.8)
   Tax effect of foreign income and losses.........     --       --     (10.3)
   Tax effect of foreign sales corporation.........    (0.4)   (24.6)   (42.7)
   Loss of net operating loss attributable to S
    corporation period.............................     --       1.6      3.6
   Increase in the valuation allowance for deferred
    tax assets.....................................    92.3     66.2     55.0
   Permanent differences...........................     0.3      1.9     11.0
   Other...........................................     --     (24.2)    10.2
                                                      -----    -----    -----
                                                      116.5%    29.4%    42.0%
                                                      =====    =====    =====

A tax benefit of $593, deriving from the Company's Foreign Sales Corporation
(FSC), was recorded in the third quarter of fiscal year 1997. The tax benefit resulted from reassessment of the Company's foreign sales transactions for fiscal years 1994, 1995 and 1996.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 25, 1999, and June 26, 1998, relating to continuing operations are presented below:

                                                            June 25,  June 26,
                                                              1999      1998
                                                            --------  --------
   Gross deferred tax assets:
    Accounts receivable, principally due to allowance for
     doubtful accounts..................................... $   391   $   255
    Inventories, principally due to additional costs for
     tax purposes..........................................     220       168
    Inventories, principally due to accrual for
     obsolescence..........................................     809       628
    Compensated absence, principally due to accrual for
     financial reporting purposes..........................     837       483
    Workers' compensation expense accrual for financial
     reporting purposes....................................     689       449
    Warranty expense accrual for financial reporting
     purposes..............................................     650       583
    Employee benefit plan accrual for financial reporting
     purposes..............................................     375       224
    Deferred research and development for tax purposes.....   3,180     2,286
    Net operating loss carryforwards.......................   8,676     4,647
    Alternative minimum tax credit carryforwards...........     600       228
    Other..................................................     392       142
                                                            -------   -------
     Total gross deferred tax assets.......................  16,819    10,093
                                                            -------   -------
   Less valuation allowance................................  (7,433)   (2,740)
                                                            -------   -------
     Net total deferred tax assets.........................   9,386     7,353
                                                            -------   -------
   Gross deferred tax liabilities
    Plant and equipment, principally due to differences in
     depreciation..........................................  (1,707)   (1,850)
    Other..................................................     (96)     (218)
                                                            -------   -------
     Total gross deferred tax liabilities..................  (1,803)   (2,068)
                                                            -------   -------
   Net deferred tax assets................................. $ 7,583   $ 5,285
                                                            -------   -------
   Reflected on attached consolidated balance sheets as:
    Current deferred tax assets............................ $ 6,335   $ 2,797
    Non-current deferred tax assets........................   1,248     2,488
                                                            -------   -------
   Net deferred tax assets, pertaining to continuing
    operations............................................. $ 7,583   $ 5,285
                                                            =======   =======

The valuation allowance for deferred tax assets as of the beginning of the fiscal year was $2,740 and $1,957 in 1999 and 1998, respectively. The net change in valuation allowance for the years ended June 25, 1999 and June 26, 1998 was an increase of $4,693 and $783, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the net total deferred tax assets, the Company will need to generate future taxable income prior to the expiration of the net operating loss carryforwards which expire at various years through 2019. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the valuation allowance at June 25, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of June 25, 1999 will be allocated to income tax benefit that would be reported in the consolidated statements of operations.

At June 25, 1999, the Company had a federal net operating loss carryforward of approximately $20,850 and state net operating loss carryforwards of approximately $26,650, which are available to offset future federal and state taxable income, and expire at various dates through fiscal year 2019. In addition, at June 25, 1999, the Company has research and development credit carryovers for federal and state income tax purposes of approximately $400 and $200, respectively. The federal credit carryforwards expire in the years 2010 and 2019, and the state carryforwards can be carried forward indefinitely.

The Company has not recognized a deferred tax liability for the basis differences and the undistributed earnings related to its foreign subsidiaries since the investment is essentially permanent in duration. Undistributed earnings were approximately $720 at June 25, 1999.

Cash paid for income taxes was $2,897, $1,915, and $1,072 in fiscal years 1999, 1998, and 1997, respectively.

L. Retirement Plans

The Company has a retirement savings and profit sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participation is available to all employees meeting minimum service and age requirements.

The Company has a deferred compensation plan that does not qualify under
Section 401 of the Internal Revenue Code, which provides officers and key executives with the opportunity to participate in an unqualified deferred compensation plan. The total of net participant deferrals, which is reflected in other long-term liabilities, was $464 and $382 at June 25, 1999, and June 26, 1998, respectively.

The Company also has a deferred retirement salary plan, which is limited to certain officers. The Company has accrued the present value of the estimated future retirement benefit payments over the periods from the date of the agreements. The accrued balance of these plans, included in other long-term liabilities, was $865 and $659 at June 25, 1999, and June 26, 1998, respectively.

Total expenses for these plans were $1,158, $1,349 and $1,375 for fiscal years ended 1999, 1998 and 1997, respectively.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

M. Accrued Liabilities

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Accrued incentive plan expense............................. $ 2,285  $ 1,716
   Accrued vacation expense...................................   2,000    1,512
   Accrued salary expense.....................................   1,297      835
   Accrued payroll and sales tax expense......................   1,519      917
   Accrued sales commissions and rebates payable..............     951      789
   Accrued warranty expense...................................   1,742    1,733
   Accrued workers compensation self-insurance expense........   1,724    1,319
   Accrued restructuring costs................................     --       625
   Accrued income tax payable.................................   3,304      473
   Accrued other..............................................   1,420      912
                                                               -------  -------
                                                               $16,242  $10,831
                                                               =======  =======

N. Other Expense (Income)

                                                            Years Ended
                                                     --------------------------
                                                     June 25, June 26, June 27,
                                                       1999     1998     1997
                                                     -------- -------- --------
   Investment income................................  $(259)   $(392)   $(721)
   Loss (gain) on foreign currency transactions.....      4      164      (58)
   Other, net.......................................    365      247      (82)
                                                      -----    -----    -----
                                                      $ 110    $  19    $(861)
                                                      =====    =====    =====

O. Concentration of Credit Risk

The Company's customers are primarily in the cable television CATV industry. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. At June 25, 1999 and June 26, 1998, accounts receivables from customers in the CATV industry were approximately $31,240 and $19,705, respectively. Receivables are generally due within 30 days. Credit losses are provided for in the consolidated financial statements and have consistently been within management's expectations.

Sales to two customers were $47,700 (26%) and $31,304 (17%), respectively, in fiscal year 1999. Sales to one customer were $47,098 (31%) in fiscal year 1998. Sales to one customer were $48,026 (36%) in fiscal year 1997.

P. Commitments and Contingencies

The Company had an established letter of credit of $1,700 at June 25, 1999, for its self-insured workers' compensation program.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

Q. Quarterly Results of Operations (Unaudited)

                                First   Second    Third    Fourth
                               Quarter  Quarter  Quarter   Quarter     1999
                               -------  -------  ------- ----------- --------
1999
Net sales..................... $34,654  $39,651  $47,291   $61,829   $183,425
Gross profit..................   7,526    9,599   10,878    16,629     44,632
Income (loss) from continuing
 operations...................  (1,116)    (992)     588       837       (683)
Discontinued operations.......     288       16      --         93        397
                               -------  -------  -------   -------   --------
Net income (loss).............    (828)    (976)     588       930       (286)
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (basic):
  Continuing operations....... $ (0.09) $ (0.08) $  0.05   $  0.07   $  (0.06)
  Discontinued operations.....    0.02      --       --       0.01       0.04
                               -------  -------  -------   -------   --------
Net income (loss)............. $ (0.07) $ (0.08) $  0.05   $  0.08   $  (0.02)
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (diluted):
  Continuing operations....... $ (0.09) $ (0.08) $  0.05   $  0.06   $  (0.06)
  Discontinued operations.....    0.02      --       --       0.01       0.04
                               -------  -------  -------   -------   --------
Net income (loss)............. $ (0.07) $ (0.08) $  0.05   $  0.07   $  (0.02)
                               -------  -------  -------   -------   --------
                                First   Second    Third    Fourth
                               Quarter  Quarter  Quarter Quarter (1)   1998
                               -------  -------  ------- ----------- --------
1998
Net sales..................... $37,559  $37,758  $40,607   $38,117   $154,041
Gross profit..................   8,334    7,957    8,318     7,446     32,055
Income (loss) from continuing
 operations...................   1,175      672      847    (1,776)       918
Discontinued operations.......     --       --       363       565        928
                               -------  -------  -------   -------   --------
Net income (loss).............   1,175      672    1,210    (1,211)     1,846
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (basic):
  Continuing operations....... $  0.10  $  0.06  $  0.07   $ (0.15)  $   0.08
  Discontinued operations.....     --       --      0.03      0.05       0.08
                               -------  -------  -------   -------   --------
Net income (loss)............. $  0.10  $  0.06  $  0.10   $ (0.10)  $   0.16
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (diluted):
  Continuing operations....... $  0.10  $  0.06  $  0.07   $ (0.14)  $   0.07
  Discontinued operations.....     --       --      0.03      0.04       0.08
                               -------  -------  -------   -------   --------
Net income (loss)............. $  0.10  $  0.06  $  0.10   $ (0.10)  $   0.15
                               -------  -------  -------   -------   --------

--------
(1) Results from continuing operations for the fourth quarter of fiscal year 1998 include a provision for restructuring costs of $625.

R. Litigation

As previously reported in the Company's Annual Report for the fiscal year ended June 27, 1997, on or about March 31, 1995, certain shareholders of the Company filed a complaint in the United States District Court for the Eastern District of Pennsylvania against the Company and its Chief Executive Officer alleging violations of Sections 10 (b) and 20 (a) of the Securities Exchange Act of 1934 and common law. On September 27, 1997, a tentative settlement was reached with respect to this litigation and the settlement amount was recorded in the financial statements during the first quarter of fiscal year 1998. On July 14, 1998, the United States District Court for the Eastern District of Pennsylvania approved the settlement reached by the parties and dismissed the case with prejudice.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


S. Segment Information

The Company adopted the Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (Statement 131), in fiscal year 1999. In fiscal year 1999 and 1998, the Company operated in two industry segments; the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications and technical services primarily to the CATV market and the Broadband Management Services segment, which provides Internet enabling technical services and support to broadband operators in the United States. In fiscal year 1997, the Company operated in three industry segments: the Electronic Distribution Products segment, the Broadband Management Services segment, and the Digital Fiber Optics Transmission Products segment, which has been reported as a discontinued business segment and provided products for long-distance, point-to-point video, voice and data signal transmission applications, primarily for telephony, distance-learning and other non-CATV markets. On July 10, 1997, the Company announced the discontinuation of its Digital Fiber Optics Transmission Products segment.

Information about industry segments for fiscal years 1999, 1998, and 1997 is as follows:

                                                         Discontinued
                                  Continuing Operations   Operations
                                 ----------------------- ------------
                                                           Digital
                                  Electronic  Broadband  Fiber Optics
                                 Distribution Management Transmission
                                   Products    Services    Products    Total
                                 ------------ ---------- ------------ --------
Year ended June 25, 1999
  Total revenue.................   $176,790     $6,635      $  --     $183,425
  Operating income (loss).......      8,044     (2,508)        --        5,536
  Interest income...............        150        109         --          259
  Interest expense..............      1,376          8         --        1,384
  Income tax expense............      4,835        --          477       5,312
  Identifiable assets at June
   25, 1999.....................    101,105      1,844       1,286     104,235
  Capital expenditures..........      6,828      1,331         --        8,159
  Depreciation and
   amortization.................      9,407        364         --        9,771
Year ended June 26, 1998
  Total revenue.................   $152,765     $1,276      $  --     $154,041
  Operating income (loss).......      3,259     (1,560)        --        1,699
  Interest income...............        369         23         --          392
  Interest expense..............        390          9         --          399
  Income tax expense (benefit)..        972       (590)        (94)        288
  Identifiable assets at June
   26, 1998.....................     82,319      1,755       2,889      86,963
  Capital expenditures..........      9,287        766         --       10,053
  Depreciation and
   amortization.................      6,792        175         --        6,967
Year ended June 27, 1997
  Total revenue.................   $132,676     $1,104      $7,994    $141,774
  Operating income (loss).......      2,362       (433)     (9,357)     (7,428)
  Interest income...............        712          9         --          721
  Interest expense..............        371          9         --          380
  Income tax expense (benefit)..        788       (137)     (2,752)     (2,101)
  Identifiable assets at June
   27, 1997.....................     82,099        815       7,530      90,444
  Capital expenditures..........      6,989        255         698       7,942
  Depreciation and
   amortization.................      5,371         62       1,388       6,821

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


The Company and subsidiaries operate in various geographic areas as indicated by the following:

                                   U.S.    Canada  Europe Eliminations  Total
                                 --------  ------  ------ ------------ --------
Year ended June 25, 1999
Sales to unaffiliated
 customers:
  Domestic.....................  $163,889  $  421   $236     $ --      $164,546
  Export.......................    18,879     --     --        --        18,879
Transfers between geographic
 areas.........................       162     --     --       (162)         --
Total revenue..................   182,930     421    236      (162)     183,425
Operating income (loss)........     5,848    (280)   (32)      --         5,536
Interest income................       259     --     --        --           259
Interest expense...............     1,384     --     --        --         1,384
Income tax expense.............     4,835     --     --        --         4,835
Identifiable assets at June 25,
 1999..........................   101,957     509    483       --       102,949
Capital expenditures...........     8,159     --     --        --         8,159
Depreciation and amortization..     9,735      12     24       --         9,771
Year ended June 26, 1998
Sales to unaffiliated
 customers:
  Domestic.....................  $121,371  $1,635   $146     $ --      $123,152
  Export.......................    30,889     --     --        --        30,889
Transfers between geographic
 areas.........................       798     --     --       (798)         --
Total revenue..................   153,058   1,635    146      (798)     154,041
Operating income...............     1,220     290    189       --         1,699
Interest income................       390     --       2       --           392
Interest expense...............       398     --       1       --           399
Income tax expense.............       405       8    (31)      --           382
Identifiable assets at June 26,
 1998..........................    82,839     954    281       --        84,074
Capital expenditures...........    10,052       1    --        --        10,053
Depreciation and amortization..     6,931      12     24       --         6,967
Year ended June 27, 1997
Sales to unafifiliated
 customers:
  Domestic.....................  $107,723  $1,523   $751     $ --      $109,997
  Export.......................    23,783     --     --        --        23,783
Transfers between geographic
 areas.........................       (95)    --     --         95          --
Total revenue..................   131,411   1,523    751        95      133,780
Operating income...............     1,750     162     17       --         1,929
Interest income................       716     --       5       --           721
Interest expense...............       379     --       1       --           380
Income tax expense.............       553     100     (2)      --           651
Identifiable assets at June 27,
 1997..........................    80,774   1,542    598       --        82,914
Capital expenditures...........     7,212       6     26       --         7,244
Depreciation and amortization..     5,370      12     51       --         5,433

T. Subsequent Events

Business Combinations

On July 9, 1999, the Company consummated a merger with Convergence, a Georgia corporation, whereby Convergence became a wholly-owned subsidiary of the Company. As consideration for the merger, each

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

outstanding share of common stock of Convergence was converted into one share of the Company's common stock for an aggregate of 1,433,323 shares of the Company's common stock. Each outstanding warrant to acquire Convergence common stock was converted into a warrant to acquire the Company's common stock for an aggregate of warrants to acquire 366,930 shares of the Company's common stock. The merger is being accounted for under the pooling-of-interests method of accounting.

On September 17, 1999, the Company consummated a merger with SVCI, a California corporation, whereby SVCI became a wholly-owned subsidiary of the Company. As consideration for the merger, each outstanding share of common stock of SVCI was converted into the right to receive .094534 shares of the Company's common stock for an aggregate of 1,542,215 shares of the Company's common stock (subject to reduction pursuant to certain escrow arrangements). Outstanding stock options and warrants to acquire SVCI common stock were converted into stock options and warrants to acquire the Company's common stock, using the same conversion ratio (with appropriate adjustment to the exercise price) for an aggregate of stock options and warrants to acquire 387,227 shares of the Company's common stock. The merger is being accounted for under the pooling-of-interests method of accounting.

The Company anticipates recording a one-time charge related to the business combinations in its first quarter of fiscal year 2000. The one-time charge will include the transaction costs, as well as employee severance payments and write-off of assets related to existing fiber optic products that will become obsolete and be replaced by the SVCI product line.

Credit Facilities

On August 9, 1999, the Company replaced its $25,000 revolving line of credit agreement, with a new credit agreement established with three banks under which it may borrow up to $70,000. The agreement has two parts; $20,000 is available as a revolving line of credit, subject to an aggregate sub-limit of $2,000 for issuance of letters of credit. This revolving line of credit is committed through December 31, 1999. A pricing matrix has been established for credit pricing on this facility as a function of the Company's total funded indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio, and is subject to adjustment quarterly. Interest on the borrowings under the credit agreement is determined at the Company's option by
(a) LIBOR plus a margin ranging from .75%-1.35%, (b) Federal funds rate plus a margin ranging from 1.15%-1.75% or (c) Prime rate plus a margin ranging from
 .25%-.50%. The second part is a 364 day standby acquisition facility which enables the Company to borrow up to $50,000, for strategic acquisitions and/or investments. Each draw on the facility may be extended for up to 84 months. A pricing matrix has also been established for credit pricing on this facility which is also a function of the Company's total funded indebtedness to EBITDA ratio, and is subject to adjustment quarterly. Interest on the borrowings under this part of the credit agreement would be determined, at the Company's option by (a) LIBOR plus a margin ranging from .90%-1.50% (b) Prime rate plus a margin ranging from .25%-.50% or (c) fixed at the bank 5 or 7 year fixed rates through an interest rate swap.

In addition, the Company amended its existing $3,000 term loan to eliminate terms and conditions that govern that facility and replaced them with terms and conditions that have been entered into the revolving line-of-credit and the standby facility. The outstanding balance on the term loan will be split among the three participating banks based on their pro-rated share of the total balance of combined credit facilities.

Borrowings on these facilities are unsecured, subject to a negative pledge on all business assets, and the Company is required to maintain certain financial ratios and indebtedness tests.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: October 13, 1999

                                    C-COR.net Corp.
                                    (Registrant)

                                    By: /s/ William T. Hanelly
                                       ------------------------------
                                    Name:  William T. Hanelly
                                    Title: Vice President - Finance,
                                           Secretary and Treasurer